Exhibit 10(b)
Execution Copy
$100,000,000
FIRST AMENDED AND RESTATED
SECOND LIEN CREDIT AGREEMENT
dated as of August 28, 2006
among
STRATUS TECHNOLOGIES, INC.
and
STRATUS TECHNOLOGIES BERMUDA LTD.,
as Borrowers
THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO
DEUTSCHE BANK TRUST COMPANY AMERICAS
as Administrative Agent
GOLDMAN SACHS CREDIT PARTNERS L.P.
and
DEUTSCHE BANK SECURITIES INC.
as Joint Lead Arrangers and Joint Bookrunners
and
GOLDMAN SACHS CREDIT PARTNERS L.P.
as Syndication Agent

SCHEDULES*

Schedule I	List of Addresses for Notices; Lending Offices; Commitment Amounts
Schedule II	Corporate Restructuring
Schedule 5.7	Litigation
Schedule 5.12	Subsidiaries
Schedule 5.13	Fee and Leased Properties
Schedule 5.15(b)	UCC Filing Offices
Schedule 5.16	Trademarks and Copyrights
Schedule 8.1(a)	Existing Indebtedness
Schedule 8.2(q)	Existing Liens
Schedule 8.3(d)	Existing Contingent Obligations
EXHIBITS*

EXHIBIT A-1	Form of U.S. Note
EXHIBIT A-2	Form of Bermuda Note
EXHIBIT B	Form of Assignment and Assumption
EXHIBIT C-1	Form of Collateral Agreement
EXHIBIT C-2	Form of Guaranty
EXHIBIT C-4	Form of Bermuda Holdings Pledge Agreement
EXHIBIT C-5	Form of Bermuda Holdings Guaranty
EXHIBIT D	Form of Subsection 4.11(d)(2) Certificate
EXHIBIT E	Form of Opinion of Gibson, Dunn & Crutcher LLP
EXHIBIT E-1	Form of Opinion of Cyprus Counsel
EXHIBIT E-2	Form of Opinion of Ireland Counsel
EXHIBIT E-3	Form of Opinion of Luxembourg Counsel
EXHIBIT E-4	Form of Opinion of Bermuda Counsel
EXHIBIT E-5	Form of First Amendment Effective Date Opinion of Gibson, Dunn & Crutcher LLP
EXHIBIT E-6	Form of First Amendment Effective Date Opinion of Bermuda Counsel
EXHIBIT F-1	Form of U.S Borrower Closing Certificate
EXHIBIT F-2	Form of Bermuda Borrower Closing Certificate
EXHIBIT F-3	Form of HubCo Closing Certificate
EXHIBIT F-4	Form of Credit Parties Closing Certificate
EXHIBIT F-5	Form of First Amendment Effective Date Certificate

*	Unless expressly stated otherwise in the text of the Agreement, references to Schedules and Exhibits are deemed to be references to the Schedules and Exhibits in the form appended to the Original Credit Agreement.

          FIRST AMENDED AND RESTATED SECOND LIEN CREDIT AGREEMENT, dated as of August 28, 2006, among STRATUS TECHNOLOGIES, INC., a Delaware corporation (the “U.S. Borrower”), STRATUS TECHNOLOGIES BERMUDA LTD., an exempted limited liability company under the laws of Bermuda (the “Bermuda Borrower” and, together with the U.S Borrower, the “Borrowers”), the several lenders from time to time parties hereto (the “Lenders”), GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as syndication agent (in such capacity, the “Syndication Agent”), DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and GOLDMAN SACHS CREDIT PARTNERS L.P. AND DEUTSCHE BANK SECURITIES, INC. (“DBSI”), as joint lead arrangers and joint bookrunners (in such capacities, the “Lead Arrangers”).
WITNESSETH:
          WHEREAS, the Borrowers, Stratus Technologies International, S.à r.l., an entity organized under the laws of Luxembourg (“HubCo”), the several lenders from time to time party thereto, GSCP, as syndication agent, DBTCA, as administrative agent, and GSCP and DBSI, as joint lead arrangers and joint bookrunners, are parties to that certain Second Lien Credit Agreement, dated as of March 29, 2006 (the “Original Credit Agreement”);
          WHEREAS, the Borrowers used the proceeds of the Original Credit Agreement (i) to refinance and replace the existing credit facilities of the U.S. Borrower under the 2003 Credit Agreement in the aggregate principal amount of $30,000,000, (ii) to repurchase an aggregate amount of approximately $114,900,000 of Series A and Series B Preference Shares of Stratus Technologies Group, S.A. (“Holdings”), (iii) to make certain payments to employees of Holdings and its Subsidiaries, (iv) to provide for general corporate purposes and (v) to tender for the U.S. Borrower’s 10.375% Senior Notes due 2008 (the “Senior Notes”) (the transactions described in (i), (ii), (iii), (iv) and (v) above are collectively referred to herein as the “Refinancing”) and were financed on the Closing Date with the proceeds of: (a) $51,670,000 of borrowings by the U.S. Borrower under the Facility, (b) $48,330,000 of borrowings by the Bermuda Borrower under the Facility, and (c) $103,330,000 of borrowings under a first lien term loan facility by the U.S. Borrower and $96,670,000 of borrowings by the Bermuda Borrower under a first lien term loan facility;
          WHEREAS, the Original Credit Agreement contemplated the Corporate Restructuring (as defined herein) as described in Schedule II pursuant to which (i) Hubco and its direct parent, Holdings, would be replaced by Bermuda Holdings as a new holding company that directly or indirectly owns all of the issued and outstanding Capital Stock of the Borrowers, (ii) the Bermuda Borrower would directly or indirectly own all of the issued and outstanding Capital Stock of the U.S. Borrower, SRA Technologies Cyprus Ltd. and Stratus Technologies Ireland Ltd. and (iii) Hubco, Holdings and Stratus Equity S.à r.l would be liquidated;
          WHEREAS, it is the intent of the parties hereto that this Agreement amend and restate in its entirety the Original Credit Agreement to reflect the consummation of the Corporate Restructuring and re-evidence the Obligations outstanding on the First Amendment Effective Date as contemplated hereby; and
          WHEREAS, it is the intent of Credit Parties to confirm that all Obligations of the Credit Parties under the other Credit Documents, as amended hereby, shall continue in full force and effect and that, from and after the First Amendment Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement;
          NOW, THEREFORE, the parties hereto agree as follows:

          SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms defined in the caption hereto shall have the meanings set forth therein, and the following terms have the following meanings:
     “2003 Credit Agreement”: that certain Revolving Credit Agreement dated as of November 18, 2003 among the U.S. Borrower, HubCo, JPMorgan Chase Bank as administrative agent and GSCP as Syndication Agent.
     “Adjustment Date”: as defined in the definition of Applicable Margin.
     “Administrative Agent”: as defined in the Preamble hereto.
     “Affiliate”: of any Person (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, whether by ownership of securities, contract, proxy or otherwise, or (y) to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, proxy or otherwise.
     “Agents”: the collective reference to the Syndication Agent and the Administrative Agent.
     “Agreement”: this First Amended and Restated Second Lien Credit Agreement, as amended, supplemented or modified from time to time.
     “Alternate Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. “Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.
     “Alternate Base Rate Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

     “Applicable Margin”: 8.00% in the case of any Alternate Base Rate Loan and 9.00% in the case of any Eurodollar Loan; provided that the Applicable Margin will be immediately increased by 100 basis points upon the occurrence of a Downgrade Event. In the event that any Incremental Term Loans are made on an Increased Amount Date, the Applicable Margin for such Incremental Term Loans shall be the rate per annum set forth in the applicable Incremental Joinder Agreement.
     “Approved Fund”: as defined in subsection 11.6(b)(ii).
     “Asset Sale”: any sale, sale-leaseback, or other disposition by the Borrowers or any of their Subsidiaries restricted by Section 8.5 of any of its property or assets, including the stock of any Subsidiary, except (a) sales and dispositions permitted by Sections 8.5(a), (b), (c), (f), (g)(i), (i), (j), (k), (1) and (m) and (b) up to $5,000,000 of sales and dispositions permitted by Section 8.5(g)(ii).
     “Assignee”: as defined in subsection 11.6(b)(i).
     “Assignment and Assumption”: an assignment and assumption substantially in the form of Exhibit B to the Original Credit Agreement.
     “Bankruptcy Code”: Title I of the Bankruptcy Reform Act of 1978, as amended and codified at Title 11 of the United States Code.
     “Base Amount”: as defined in Subsection 8.7 hereof.
     “Bermuda Borrower”: as defined in the Preamble hereto.
     “Bermuda Holdings”: Stratus Technologies Bermuda Holdings Ltd., an exempted limited liability company under the laws of Bermuda.
     “Bermuda Holdings Guaranty”: the Second Lien Guaranty to be executed and delivered by Bermuda Holdings, substantially in the form of Exhibit C-5.
     “Bermuda Holdings Pledge Agreement”: the Legal Mortgage of Shares to be executed and delivered by Bermuda Holdings, substantially in the form of Exhibit C-4.
     “Bermuda Loan Commitment”: as to any Lender, its obligation to make a Loan to the Bermuda Borrower pursuant to subsection 2.1(b) in an aggregate amount not to exceed 0.48335 of its Loan Commitment; collectively, as to all the Lenders, the “Bermuda Loan Commitments.”
     “Bermuda Note”: as defined in subsection 4.13(e)(ii).
     “Board”: the Board of Governors of the Federal Reserve System, together with any successor.
     “Borrowers”: as defined in the Preamble hereto.
     “Borrowing”: a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Date”: any Business Day specified in a notice pursuant to subsection 3.4 or 4.1 as a date on which the Borrowers request the Lenders to make Loans hereunder.

     “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments or principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
     “Capital Expenditures”: for any period, all amounts which would, in accordance with GAAP, be set forth as capital expenditures (exclusive of any amount attributable to capitalized interest) on the consolidated statement of cash flows or other similar statement of the Borrowers and their Subsidiaries for such period but shall exclude (a) any expenditures made with the proceeds of condemnation or eminent domain proceedings affecting real property or with insurance proceeds and (b) any expenditures made in connection with subsection 8.6(g) or (h); provided that any Capital Expenditures financed with the proceeds of any Indebtedness permitted hereunder (other than Indebtedness incurred hereunder) shall be deemed to be a Capital Expenditure only in the period in which, and by the amount which, any principal of such Indebtedness is repaid.
     “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements to acquire any of the foregoing.
     “Cash Equivalents”: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any Lender or with any domestic (in the case of any investments, acquisitions or holdings by the U.S. Borrower or its Domestic Subsidiaries) commercial bank or trust company having capital and surplus in excess of $300,000,000, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper having the highest rating obtainable from S&P or Moody’s and in each case maturing within one year after date of acquisition; (e) investment funds investing 95% of their assets in securities of the type described in clauses (a) through (d) above, (f) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating, categories obtainable from either S&P or Moody’s and (g) indebtedness with a rating of “A” or higher from S&P or “A2” or higher from Moody’s.
     “Change in Law”: with respect to any Lender, the adoption of, or change in, any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Lender, in each case after the Closing Date.
     “Change of Control”: shall be considered to have occurred if:
     (i) at any time prior to an IPO: Permitted Holders shall cease to own, directly or indirectly, in the aggregate, more than 50% of the issued and outstanding voting stock of Bermuda Holdings, free and clear of all Liens, other than Liens in favor of the Administrative

Agent and the Lenders pursuant to the Credit Documents and Liens in favor of the administrative agent and lenders under the First Lien Facilities;
     (ii) at any time after an IPO: if any Person, whether singly or in concert with one or more Persons (excluding Permitted Holders (or, for purposes of clause (y) below, their designated board members)), shall, directly or indirectly, have acquired, or acquire the power (x)(A) to vote or direct the voting of 40% or more, on a fully diluted basis, of the outstanding common stock of Bermuda Holdings and (B) the Permitted Holders have the power, directly or indirectly, to vote or direct the voting of a lesser percentage, on a fully diluted basis, of the outstanding common stock of Bermuda Holdings, than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Bermuda Holdings or (y) to elect or designate for election a majority of the Board of Directors of Bermuda Holdings, by voting power, contract or otherwise;
     (iii) Bermuda Holdings shall cease to own all of the outstanding Capital Stock of the Bermuda Borrower;
     (iv) the Bermuda Borrower shall cease to own all of the outstanding Capital Stock of the U.S. Borrower; or
     (v) any “change of control” or similar event shall occur under the First Lien Credit Agreement.
     Notwithstanding the foregoing, neither a Qualified Disposition nor a Corporate Restructuring (or the various steps thereof) shall constitute a Change of Control.
     “Closing Date”: the date on which the Term Loans were funded under the Original Credit Agreement, which date was March 29, 2006.
     “Code”: the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral”: all assets of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.
     “Collateral Agreement”: the Second Lien Collateral Agreement executed and delivered by HubCo, the Borrowers and each Subsidiary Guarantor, substantially in the form of Exhibit C-l to the Original Credit Agreement.
     “Commitment”: as to any Lender at any time, such Lender’s Loan Commitment and Incremental Term Loan Commitment; collectively, as to all the Lenders, the “Commitments.”
     “Commitment Percentage”: as to any Lender at any time, its U.S. Loan Commitment Percentage or Bermuda Loan Commitment Percentage, as the context may require.
     “Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with either Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes either Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code.
     “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to subsection 4.11, 4.12 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
     “Consolidated Current Assets”: at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of the Bermuda Borrower and its Subsidiaries as at such date.
     “Consolidated Current Liabilities”: at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of the Bermuda Borrower and its Subsidiaries as at such date, excluding the current portion of long-term debt and the entire funded and outstanding principal amount of revolving credit loans under the First Lien Credit Agreement.
     “Consolidated EBITDA”: for any period, the Consolidated Net Income of the Bermuda Borrower and its Subsidiaries for such period, plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) total income tax expense, (b) interest expense, amortization or write-off of debt discount, debt issuance, warrant and other equity issuance costs and commissions, discounts, redemption premium and other fees and charges associated with the Loans (and the Loans as defined in the First Lien Credit Agreement), letters of credit permitted hereunder, Financing Leases or the acquisition or repayment of any debt securities of the Bermuda Borrower and its Subsidiaries permitted hereunder, and net costs associated with Swap Agreements to which any of the Bermuda Borrower or any of its Subsidiaries is a party in respect of the Loans and the Loans (as defined in the First Lien Credit Agreement) (including commitment fees and other periodic bank charges), (c) costs of surety bonds not to exceed $250,000 per year; (d) depreciation and amortization expense, (e) amortization of inventory write-up, deferred revenue adjustment or other non-cash adjustments required under Statement of Financial Accounting Standards No. 141 — Business Combinations, amortization of intangibles (including, but not limited to, goodwill and costs of interest-rate caps and the cost of non-competition agreements) and organization costs including, any non cash charges associated with any impairment analysis required under Statement of Financial Accounting Standards No. 142 — Goodwill and other Intangible Assets, (f) non-cash amortization of management fees, (g) non-cash amortization of Financing Leases, (h) franchise taxes, (i) management fees paid as contemplated by subsections 8.12 and 11.14 in an amount not to exceed $2,000,000 per year, (j) any expenses incurred in connection with the Refinancing, the Corporate Restructuring, any merger, any acquisition or joint venture or any disposition permitted herein (including any Qualifying Disposition), (including any usual and customary earn-out or similar payments in connection with such permitted transactions, payments of success/transition bonuses to employees and directors of any Credit Party in connection therewith and the payment of options to employees in connection therewith), (k) any other write-downs, write-offs, minority interests and other non-cash charges or expenses reducing Consolidated Net Income or amortization, (1) any non-cash restructuring or other type of non-cash special charge or reserve, (m) expenses and charges related to any equity offering, (n) to the extent permitted under the Agreement, dividends paid in respect of any Capital Stock of the Bermuda Borrower (including, but not limited to, all cash dividend payments on any series of preferred stock), (o) research and development expenses related to co-development projects funded in advance by third parties and scheduled in reasonable detail acceptable to the Administrative Agent in the compliance certificates required by Section 7.1(d), (p) non-cash compensation charges associated with any stock options, restricted stock or other equity instruments and (q) all costs that will not be incurred on an ongoing basis as a result of the Borrowers and their Subsidiaries having entered into product development and hardware manufacturing agreements and related agreements with NEC Corporation and its affiliates, it being understood that such amounts pertaining to FY 2006 will be $2,292 million attributable to Q1 FY 2006, $3,535 million attributable to Q2 FY 2006, $4,045 million attributable to Q3 FY 2006 and $2,788 million attributable to Q4 FY 2006; provided that (i) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded, (ii) the impact of foreign currency and hedging translations and transactions shall be excluded and (iii) all other extraordinary or non-recurring gains, losses, charges or reserves in accordance with GAAP shall be excluded, provided that to the extent that any such reserve is reversed in any future period, Consolidated EBITDA for such period shall be reduced by the amount of such reversal (if increasing Consolidated Net Income in such period) to the extent previously added thereto.
     “Consolidated Indebtedness”: at a particular date, all Indebtedness (other than Indebtedness described in clauses (b) or (c) of the definition of “Indebtedness” included in this Section 1.1) of the Bermuda Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such date.
     “Consolidated Net Income”: for any period, net income of the Bermuda Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that: (i) the net income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the Bermuda Borrower or a wholly owned Subsidiary and (ii) the net income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is prohibited or not permitted at the date of determination.
     “Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Borrowers in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Borrowers in good faith.

     “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.
     “Corporate Restructuring”: the voluntary liquidation of Holdings and HubCo and their replacement with Bermuda Holdings substantially as described in Schedule II.
     “Credit Documents”: the collective reference to this Agreement, the Notes, the Guaranty, the Bermuda Holdings Guaranty and the Security Documents.
     “Credit Parties”: the collective reference to Bermuda Holdings, the Borrowers and each Subsidiary Guarantor.
     “Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Dollars” and “$”: refers to lawful money of the United States.
     “Domestic Entity”: each Domestic Subsidiary directly or indirectly wholly-owned by Bermuda Holdings, including, without limitation, the U.S. Borrower.
     “Domestic Subsidiary”: as to any Person, any Subsidiary of such Person other than a Foreign Subsidiary of such Person.
     “Downgrade Event”: the assignment to the Facilities of a credit rating by S&P or Moody’s lower than CCC in the case of S&P or Caal in the case of Moody’s, resulting from the issuance of Qualifying Equity, Permitted Holdings Subordinated Debt or otherwise resulting from a Qualifying Disposition.
     “Eligible Assignee”: means any Lender, any Affiliate of any Lender and any Approved Fund (any two or more affiliated Approved Funds being treated as a single Eligible Assignee for all purposes hereof).
     “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or requirements of law (including, without limitation, common law) regulating or imposing liability or standards of conduct concerning environmental or public health protection matters, including, without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.
     “Environmental Permits”: any and all permits, licenses, registrations, approvals, notifications, exemptions and any other authorizations required under any Environmental Law.
     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Eurocurrency Reserve Requirement”: means, at any time, for any Eurodollar Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. A Eurodollar Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Loans shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Requirement.
     “Eurodollar Lending Office”: as to any Lender the office of such Lender which shall be making or maintaining Eurodollar Loans.
     “Eurodollar Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.
     “Eurodollar Rate”: means, for any date of determination of the interest rate with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such date of interest rate determination, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by GSCP for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan by the Administrative Agent, in its capacity as a Lender, for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Eurocurrency Reserve Requirement.
     “Event of Default”: any of the events specified in Section 9; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Excess Cash Flow”: for any fiscal year of the Bermuda Borrower, commencing with the fiscal year ending on February 25, 2007, the excess of (a) Consolidated EBITDA for such fiscal year over (b) the sum, without duplication, of (i) the aggregate amount actually paid by the Bermuda Borrower and its Subsidiaries in cash during such fiscal year on account of capital expenditures or acquisitions (other than capital expenditures made with the proceeds of eminent domain or condemnation proceedings to the extent such proceeds are not included in the determination of Consolidated EBITDA for such fiscal year), (ii) the aggregate amount of payments of principal in respect of any Indebtedness permitted hereby during such fiscal year (other than any such payments of principal pursuant to subsections 4.4(b)(i), (ii), (iv), (v) and (vi) and the corresponding provisions of the First Lien Credit Agreement, to the extent such amounts are not included in Consolidated EBITDA or the repayment of principal in respect of any revolving credit facility to the extent that there is not an equivalent reduction in such facility), (iii) increases in working capital (excluding any customer deposits) (calculated as Consolidated Current Assets at the end of such fiscal year, minus Consolidated Current Liabilities as at the end of such fiscal year) of the Bermuda Borrower and its Subsidiaries for such fiscal year (excluding any increase in cash or Cash Equivalents above an increase deemed in good faith by the Borrowers to be necessary or desirable for the operation of the business of the Bermuda Borrower and its Subsidiaries), (iv) cash interest expense (including fees paid in connection with letters of credit and surety bonds and commitment fees and other periodic bank charges) of the Bermuda Borrower, (v) the amount of taxes actually paid in cash by the Bermuda Borrower for such fiscal year either during such fiscal year or within a normal payment period thereof, (vi) the net cash cost of Swap Agreements, franchise taxes and management fees, (vii) the amount of cash actually paid by the Borrowers and their Subsidiaries in connection with clauses (b) (without duplication), (f), (h), (i), (j), (k), (m), (n), (o), (p), (q) and clauses (ii) and (iii) of the proviso in the definition of Consolidated EBITDA, (viii) the amount of any cash actually paid in connection with reserves which are established in accordance with GAAP, and (ix) the amount of dividends and distributions to Bermuda Holdings for taxes, debt payments and stock repurchases so long as they are expressly permitted under the Agreement.
     “Facility”: means the term loan facility pursuant to which the Loans are made.
     “Facility Maturity Date”: March 29, 2012.
     “Fee Property”: as defined in subsection 5.13.
     “Financing Lease”: (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of the Bermuda Borrower and its consolidated Subsidiaries and (b) any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.
     “First Amendment Effective Date”: the date on which the conditions precedent set forth in subsection 6.3 shall have been satisfied, which date is August 28, 2006.
     “First Lien Credit Agreement”: that certain First Amended and Restated First Lien Credit Agreement dated as of even date herewith among the U.S. Borrower, the Bermuda Borrower, GSCP, as administrative agent, and DBSI, as syndication agent (as amended, supplemented or modified from time to time in accordance with the terms hereof, thereof and of the Intercreditor Agreement).
     “First Lien Facilities”: means the term facility and revolving credit facility under the First Lien Credit Agreement.
     “Foreign Entity”: the Bermuda Borrower and each Foreign Subsidiary of the Bermuda Borrower.
     “Foreign Lender”: means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

     “Foreign Subsidiary”: as to any Person, any Subsidiary of such Person which is not organized under the laws of the United States or any state thereof or the District of Columbia.
     “GAAP”: generally accepted accounting principles in the United States in effect from time to time.
     “GSCP”: means Goldman Sachs Credit Partners, L.P.
     “Governmental Authority”: any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Governmental Authorization”: any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
     “Guarantors”: Bermuda Holdings, the Borrowers and each other Subsidiary Guarantor.
     “Guaranty”: the Second Lien Guaranty executed and delivered by HubCo, the Borrowers and each other Subsidiary Guarantor, substantially in the form of Exhibit C-2 to the Original Credit Agreement.
     “Hazardous Materials”: any hazardous materials, hazardous wastes, hazardous pesticides or hazardous or toxic substances, and any other material that is regulated pursuant to or could give rise to liability under any Environmental Law, including, without limitation, asbestos, radioactivity, molds, petroleum, any other petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls and urea-formaldehyde insulation.
     “Holdings”: as defined in the Recitals hereto.
     “HubCo”: as defined in the Recitals hereto.
     “Increased Amount Date”: as defined in subsection 4.16(a).
     “Incremental Amount”: at any time, the excess, if any, of (a) $45,000,000 over (b) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to subsection 4.16; provided that the Incremental Amount shall not exceed $45,000,000 minus the aggregate principal amount of all commitments, if any, made pursuant to Section 4.16 of the First Lien Credit Agreement.
     “Incremental Joinder Agreement”: an Incremental Joinder Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Term Lenders.
     “Incremental Term Lender”: a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
     “Incremental Term Loan Commitments”: as defined in subsection 4.16(a).
     “Incremental Term Loan Maturity Date”: the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Joinder Agreement.

     “Incremental Term Loan Repayment Dates”: the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Joinder Agreement.
     “Incremental Term Loans”: Loans made by one or more Lenders to the Borrowers pursuant to subsection 2.4. Incremental Term Loans may be made in the form of additional Loans or, to the extent permitted by subsection 4.16 and provided for in the relevant Incremental Joinder Agreement, Other Loans.
     “Indebtedness”: of a Person, at a particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the undrawn face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and unpaid reimbursement obligations with respect thereto, (c) all liabilities (other than Lease Obligations and liabilities in connection with reserves established in accordance with GAAP) secured by any Lien on any property owned by such Person, even though such Person has not assumed or become liable for the payment thereof or is nonrecourse to the credit of that Person, (d) Financing Leases, and (e) all indebtedness of such Person arising under acceptance facilities, but excluding (i) trade and other accounts payable and accrued expenses payable in the ordinary course of business and (ii) letters of credit supporting the purchase of goods in the ordinary course of business and expiring no more than six months from the date of issuance; provided that obligations in respect of Swap Agreements shall not constitute Indebtedness under this definition.
     “Initial Control Group”: Investcorp or any of its Affiliates (other than Bermuda Holdings and its Subsidiaries), any Person that is a member of the management of Bermuda Holdings or any of its Subsidiaries, or any entity the majority of the equity ownership interests of which is owned by such management of Bermuda Holdings or its Subsidiaries, the investors who were the holders of the Capital Stock of Holdings on the Closing Date, any employee benefit plan of Bermuda Holdings or any of its Subsidiaries or any participant therein, a trustee or other fiduciary holding securities under any such employee benefit plan or any permitted transferee of any of the foregoing Persons.
     “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
     “Insolvent”: pertaining to a condition of Insolvency.
     “Intercompany Note” means a promissory note evidencing Indebtedness of the Bermuda Borrower or any of its Subsidiaries to the Bermuda Borrower or any of its Subsidiaries.
     “Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Closing Date among the Administrative Agent, the Borrowers, and the administrative agent under the First Lien Facilities (as amended, modified, restated and/or supplemented from time to time).
     “Interest Coverage Ratio”: on the last day of any fiscal quarter of the Borrowers, the ratio of (a) Consolidated EBITDA for the period of twelve months ending on such day to (b) cash interest expense (excluding (i) fees payable on account of letters of credit, (ii) to the extent included in interest expense in accordance with GAAP, net costs associated with Swap Agreements to which either Borrower is a party in respect of the Loans and other periodic bank charges and amortization of debt discount (including discount of liabilities and reserves established under APB 16) and (iii) interest expense in respect of costs of debt issuance and interest expense on customer deposits) for such period net of interest income, in each case, for or during such period on a consolidated basis for the Bermuda Borrower and its Subsidiaries in accordance with GAAP; provided that (x) for the periods ending on May 28, 2006, August 27, 2006 and November 26, 2006, cash interest expense for the relevant period shall be deemed to equal actual cash interest expense for the one, two and three quarters, respectively, then ended multiplied by 4, 2 and 4/3, respectively, and (y) interest expense in respect of the principal amount of Senior Notes tendered as part of the tender offer made in connection with the Refinancing shall not be included in such calculation. For clarification, cash interest expense does not include the accretion of interest expense.
     “Interest Payment Date”: (a) as to Alternate Base Rate Loans, the last day of each March, June, September and December, commencing on the first such day to occur after any Alternate Base Rate Loans are made or any Eurodollar Loans are converted to Alternate Base Rate Loans, (b) as to any Eurodollar Loan in respect of which the applicable Borrower has selected an Interest Period of one, two or three months, the last day of such Interest Period and (c) as to any Eurodollar Loan in respect of which the Borrowers have selected a longer Interest Period than the periods described in clause (b), the last day of each three calendar month interval during such Interest Period and, in addition, the last day of such Interest Period.
     “Interest Period”: with respect to any Eurodollar Loan:
     (a) initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to such Eurodollar Loan and ending one, two, three or six months thereafter as selected by the Borrowers in their notice of borrowing as provided in subsection 4.1 or their notice of conversion as provided in subsection 4.2; and
     (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter (or, with if and when available to all the relevant Lenders, nine or twelve months thereafter) as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan;
provided that the foregoing provisions relating to Interest Periods are subject to the following:
     (A) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
     (B) any Interest Period that would otherwise extend beyond the Facility Maturity Date shall end on the Facility Maturity Date or, if the Facility Maturity Date shall not be a Business Day, on the next preceding Business Day;
     (C) if the applicable Borrower shall fail to give notice as provided above in clause (b), it shall be deemed to have selected a conversion of a Eurodollar Loan into an Alternate Base Rate Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 4.2);

     (D) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
     (E) the Borrowers shall select Interest Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a Eurodollar Loan during an Interest Period for such Eurodollar Loan.
     “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
     “Investcorp”: Investcorp S.A., a Luxembourg corporation.
     “Investment Grade Securities”: (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P’s or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among Bermuda Holdings and its Subsidiaries and (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment and/or distribution.
     “IPO”: as to any Person, any sale by such Person through a public offering of its common (or other voting) stock pursuant to an effective registration statement (other than a registration statement on Form S-4, S-8 or any successor or similar form) filed under the Securities Act of 1933, as amended. When used in this Agreement, “IPO” shall refer to any IPO by Bermuda Holdings or any of its Subsidiaries.
     “Lead Arrangers”: as defined in the Preamble hereto.
     “Lease Obligations”: of the Bermuda Borrower and its Subsidiaries, as of the date of any determination thereof, the rental commitments of the Bermuda Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding however, obligations under Financing Leases.
     “Leased Properties”: as defined in subsection 5.13.
     “Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Swap Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Swap Agreement, ceases to be a Lender), including, without limitation, each such Affiliate that enters into a joinder agreement with the Administrative Agent.
     “Lenders”: as defined in the Preamble hereto.
     “Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with Lease Obligations incurred by the Bermuda Borrower or its Subsidiaries to the extent that such financing statements relate to the property subject to such Lease Obligations).
     “Loan”: a Loan made by a Lender pursuant to subsection 2.1 or an Incremental Term Loan pursuant to subsection 2.4; collectively, as to all Lenders, the “Loans.”
     “Loan Commitment”: as to any Lender, its obligation to make Loans to the Borrowers pursuant to subsection 2.1 in an aggregate amount not to exceed the amount set forth under such Lender’s name in Schedule I to the Original Credit Agreement or in Schedule 1 to the Assignment and Assumption pursuant to which a Lender acquires its Loan Commitment, as the same may be adjusted pursuant to subsection 11.6(b); collectively, as to all Lenders, the “Loan Commitments.” The original aggregate principal amount of the Loan Commitments is $100,000,000.
     “Marketing Services Agreements”: (a) the Marketing and Support Services Agreement, dated as of February 25, 2002, entered into by and between the U.S. Borrower and Stratus Technologies Ireland Limited and (b) the Management and Administrative Services Agreement dated as of February 11, 2003 by and between Cemprus, LLC and the U.S. Borrower, as each may be amended, modified or supplemented from time to time.
     “Material Adverse Effect”: a material adverse effect on (i) the business, assets, financial condition or results of operations of the Bermuda Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Bermuda Borrower and its Subsidiaries to perform their material obligations under the Credit Documents and with respect to the other financings contemplated hereby or (C) the material rights and remedies of the Agents and the Lenders hereunder.
     “Moody’s”: Moody’s Investors Service, Inc.
     “Mortgages”: each of the mortgages and deeds of trust made by any Credit Party pursuant to Section 7.9 in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in a form reasonably acceptable to the Administrative Agent and the Borrowers, as the same may be amended, supplemented or otherwise modified from time to time.
     “Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Proceeds”: the aggregate cash proceeds received by Bermuda Holdings (solely with respect to clause (a)(ii) of this definition), or the Bermuda Borrower or any of its Subsidiaries in respect of:
     (a) (i) any issuance or borrowing of any debt securities or loans by the Bermuda Borrower or any of its Subsidiaries other than debt or loans permitted to be incurred or borrowed pursuant to subsection 8.1 or (ii) any issuance by Bermuda Holdings or any of its Subsidiaries of Capital Stock (excluding any such issuance to any Permitted Holder in an IPO);
     (b) any Asset Sale or Recovery Event excluding (i) any net proceeds received upon any condemnation or exercise of rights of eminent domain to the extent the same shall be deemed not to constitute Net Proceeds pursuant to the proviso to subsection 8.5(d) and (ii) any net proceeds received upon any disposition pursuant to subsection 8.5(h) to the extent the same shall be deemed not to constitute Net Proceeds pursuant to the proviso to such subsection;
     (c) any cash received in respect of substantially like-kind exchanges of property to the extent provided in the proviso to subsection 8.5(e); and
     (d) any cash payments received in respect of promissory notes delivered to the Bermuda Borrower or any of its Subsidiaries in respect of an Asset Sale;
in each case net of (without duplication) (A) the amount required to repay any Indebtedness (other than the Loans) secured by a Lien on any assets of the Bermuda Borrower or any of its Subsidiaries (excluding any Indebtedness subordinated to the Loans) that are collateral for any such debt securities or loans that are sold or otherwise disposed of in connection with such Asset Sale or Recovery Event, (B) the reasonable expenses (including legal fees and brokers’ and underwriters’ commissions, lenders fees or credit enhancement fees, in any case, paid to third parties or, to the extent permitted hereby, Affiliates) incurred in effecting such issuance or sale and (C) any taxes reasonably attributable to such sale and reasonably estimated by the Borrowers or their Subsidiaries to be actually payable.
     “NewCo” a Person which, pursuant to a Qualifying Disposition (a) has acquired, directly or indirectly, all or substantially all the assets of the Borrowers and (b) has assumed all obligations of the Borrowers in connection with the Loans and the Credit Documents pursuant to subsection 7.10.
     “Non-Consenting Lender”: as defined in subsection 4.14(a).
     “Note” and “Notes”: collectively, the U.S. Notes and the Bermuda Notes.
     “Obligations”: as defined in the Collateral Agreement.
     “Original Credit Agreement”: as defined in the Recitals hereto.
     “Other Loans”: as defined in subsection 4.16(a).
     “Participant”: as defined in subsection 11.6(c)(i).
     “Payment Sharing Notice”: a written notice from a Borrower or any Lender informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to allocate payments thereafter received from or on behalf of any Borrower in accordance with the provisions of subsection 4.9.
     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
     “Permitted Holders”: means (i) prior to the consummation of a Qualifying Disposition, the Initial Control Group, or (ii) after the consummation of a Qualifying Disposition, the Qualified Buyer in respect of such Qualifying Disposition and any Qualified Buyer Control Group Member.

     “Permitted Holdings Subordinated Debt”: any unsecured Indebtedness issued (x) in connection with a Qualifying Disposition by (i) an entity that is, or in connection with the consummation of such transaction, becomes a direct or indirect parent of the Bermuda Borrower if such Qualifying Disposition is a stock purchase acquisition or merger or (ii) NewCo or a direct or indirect parent of NewCo, if such Qualifying Disposition is an asset acquisition or (y) by Bermuda Holdings, provided that (a) any such Indebtedness, if issued by a Credit Party, shall be expressly subordinated to the prior payment in full in cash of the Obligations, (b) the terms of any such Indebtedness shall not require the payment of any cash interest or other cash distributions of any kind thereon or have any redemption or sinking fund payments, payments on final maturity or other principal payments due earlier than the later of (I) September 29, 2012 and (II) 180 days after the final maturity of any Indebtedness incurred under subsection 2.4 or under subsection 2.4 of the First Lien Credit Agreement prior to or concurrently with the issuance of such Indebtedness, (c) both before and after giving effect to the issuance or incurrence of any such Indebtedness, the Borrowers shall be in Pro Forma Compliance and no Default or Event of Default shall have occurred and be continuing, and (d) the Administrative Agent shall be reasonably satisfied that the conditions set forth in (a), (b) and (c) above have been met.
     “Permitted Liens”: Liens permitted to exist under subsection 8.2.
     “Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pledged Stock”: as defined in the Collateral Agreement.
     “Pro Forma Balance Sheet”: as defined in subsection 5.1(c).
     “Pro Forma Compliance” means, at any date of determination, that the Borrowers shall be in pro forma compliance with all of the covenants set forth in subsections 8.7, 8.9 and 8.10, as applicable, as of the date of such determination or the last day of the most recently completed fiscal quarter, as the case may be (computed on the basis of the financial statements most recently delivered pursuant to subsections 7.1(a) and 7.1(b) and calculated on a pro forma basis in respect of the events giving rise to such determination, including adjustment for the items referred to in the proviso to subsection 8.9).
     “Qualified Buyer”: means a Qualified Private Equity Buyer or a Qualified Strategic Buyer which, upon consummation of a Qualifying Disposition, shall (together with its qualifying co-investors) beneficially own and control, directly or indirectly, greater than 50% of the issued and outstanding shares of the Capital Stock (i) of the Borrowers, in the case of a Qualifying Disposition of the Capital Stock of the Borrowers or the Capital Stock of a parent of the Borrowers, or (ii) of NewCo in the case of Qualifying Disposition of all of substantially all of the assets of the Borrowers. For the avoidance of doubt, the term “Qualifying Buyer” and the phrase “qualifying co-investor” shall not include any Person who is a holder of the Capital Stock of Bermuda Holdings prior to the consummation of a Qualifying Disposition.

     “Qualified Buyer Control Group Member”: any Affiliate (provided that, for purposes of this definition, the reference to 25% in the definition of Affiliate contained in Section 1.1 shall be deemed to be 51%) of the Qualified Buyer (other than Bermuda Holdings and its Subsidiaries), any Person that is a member of the management of Bermuda Holdings or any of its Subsidiaries, or any entity the majority of the equity ownership interests of which is owned by such management of Bermuda Holdings or its Subsidiaries, any employee benefit plan of Bermuda Holdings or any of its Subsidiaries or any participant therein, a trustee or other fiduciary holding securities under any such employee benefit plan or any permitted transferee of any of the foregoing Persons.
     “Qualified Private Equity Buyer”: means a private equity firm or a consortium of private equity firms at least one of which has committed capital of at least $500,000,000 and none of the constituent acquiring “funds” that is involved in the consummation of a transaction that otherwise satisfies the requirements of Qualifying Disposition is primarily or principally involved in investing in distressed debt or securities or distressed companies.
     “Qualified Strategic Buyer”: an entity that has (a) no less than $650,000,000 in standalone equity capitalization, (b) credit ratings that, on a pro forma basis for the Qualifying Disposition, are at least equal to or higher than those of the U.S. Borrower at the time of the Qualifying Disposition, (c) positive net income for the most recently ended twelve-month period for which financial statements are available and (d) no material litigation relating to such entity that could reasonably be expected to cause a material adverse change in the business, operations, property or financial condition of such entity, on a pro forma basis after giving effect to the Qualifying Disposition; provided that no entity shall be a Qualified Strategic Buyer unless upon consummation of a Qualifying Disposition, (x) the pro forma Total Net Leverage Ratio for the Borrowers shall be equal to or lower than the Total Net Leverage Ratio immediately preceding such Qualifying Disposition and (y) no later than 10 days prior to such Qualifying Disposition, the Lenders shall have received audited financial statements for the immediately preceding three fiscal years for such entity for which audited financial statements are available.
     “Qualifying Disposition”: means the sale or disposition of the Capital Stock of, or all or substantially all of the assets of, the Borrowers or a parent of the Borrowers by some or all of the Persons described in clause (i) of the definition of “Permitted Holders” to, directly or indirectly, a Qualified Buyer together with its co-investors and other shareholders (including such a sale or disposition effected by means of a merger of such Qualified Buyer or a Subsidiary thereof with a parent of the Borrowers, whether or not such Qualified Buyer or Subsidiary is the surviving corporation) which sale or disposition occurs on or prior to the first anniversary of the Closing Date and in connection with which (i) this Agreement is not terminated and the Loans are not repaid by the Borrowers upon the consummation of such sale or disposition but continue as obligations of the Borrowers or are assumed by NewCo; (ii) each of the chief executive officer and the chief financial officer of the U.S. Borrower has accepted an employment contract for a term of at least two years that is otherwise on terms and conditions, including with respect to compensation, title, responsibilities, benefits and location, that are substantially equivalent to or better for such Person than those in effect with respect to such Person at the U.S. Borrower immediately prior to such sale or disposition; (iii) after giving effect to such sale or disposition, the Borrowers are in Pro Forma Compliance; (iv) after giving effect to such sale or disposition, Qualifying Equity represents not less than 30% of the total funds (including without limitation the incurrence of new indebtedness or the continuation or assumption of existing indebtedness net of cash that remains on the balance sheet (which cash balance on the balance sheet must be in an amount not less than the amount, if any, required by the terms of subsection 11.14(h)), the total purchase consideration paid to stockholders of the Borrowers or to a parent of the Borrowers and aggregate transaction costs and expenses including any prepayment penalties or premiums) required to effect such Qualifying Disposition and not less than 70% of such Qualifying Equity shall be held by the Qualified Buyers; (v) no Default or Event of Default shall have occurred and be continuing or shall result from such sale or disposition; (vi) no Indebtedness (other than Permitted Holdings Subordinated Debt or Indebtedness incurred pursuant to Section 2.4) shall have been incurred by Bermuda Holdings or any Credit Party to consummate such sale or disposition; (vii) such sale or disposition shall not cause the Credit Parties, the Agents or the Lenders to be in violation of laws including without limitation applicable anti-money laundering or similar laws or regulations (this condition to be deemed satisfied unless the Administrative Agent shall have notified the Borrowers to the contrary prior to the consummation of such sale or disposition); (viii) such sale or disposition shall not cause any Agent on the Closing Date that is subject to supervision by bank regulatory authorities, so long as it is a Lender, to be in violation of its internal compliance policies (to the extent uniformly applied by it to loans and borrowers similarly situated and not including policies relating to credit quality and concentration limits not imposed by law or regulation) as a result of the identity of the Qualified Buyer (it being agreed that such Agent will notify the Administrative Agent and the Borrowers of any such prospective violation within three Business Days of being informed of the identity of a prospective Qualified Buyer, subject to reconfirmation by such Agent shortly before signing of a transaction agreement for such sale or disposition); and (ix) any transaction costs paid directly or indirectly by the Borrowers and their Subsidiaries in connection with such sale or disposition shall be Qualifying Disposition Costs.
     “Qualifying Disposition Costs”: means (a) transaction costs consisting of usual and customary fees paid to advisors and underwriters and persons performing similar roles or (b) transaction costs that are paid to the Permitted Holders or to the Qualified Buyer and are reasonably acceptable to the Administrative Agent.
     “Qualifying Equity”: means common or preferred equity issued by the Borrowers or issued by a parent of the Borrowers and contributed (or carried over) as equity to the Borrowers having, in the case of preferred equity, terms and conditions reasonably satisfactory to the Administrative Agent but in no event requiring the payment of any cash dividends or other cash distribution of any kind thereon or having any redemption or sinking fund payments due earlier than six months after the last maturity of any Indebtedness under this Agreement or the First Lien Credit Agreement.
     “R&D Services Agreements”: (a) the Research and Development Services Agreement entered into (i) by and between the U.S. Borrower and the Bermuda Borrower dated as of February 25, 2002, (ii) by and between Stratus Technologies Ireland Limited and the Bermuda Borrower, dated as of February 25, 2002, (iii) by and between Stratus Technologies Systems Limited and the Bermuda Borrower dated as of February 25, 2002, and (b) the Agreement for Sharing Research and Development Costs, dated as of February 11, 2003 between Cemprus, LLC and the Bermuda Borrower, as each may be amended, modified or supplemented from time to time.
     “Recovery Event”: shall mean the receipt by the Bermuda Borrower or any of its Subsidiaries of any cash insurance proceeds in respect of casualty losses (but in any event excluding proceeds of business interruption insurance) or condemnation or eminent domain award affecting real property with respect to any property or assets of the Bermuda Borrower or any of its Subsidiaries.
     “Refinancing”: as defined in the recitals hereto.

     “Register”: as defined in subsection 11.6(b)(iv).
     “Reorganization”: with respect to any Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.
     “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice is waived under subpart B of PBGC Reg. § 4043.
     “Required Lenders”: at a particular time, the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Loans.
     “Requirement of Law”: as to any Person, the Articles or Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, order, or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer”: with respect to any Person, the president, treasurer, chief executive officer, the chief operating officer, the chief financial officer, assistant treasurer, corporate controller or any vice president of such Person.
     “Security Documents”: the collective reference to the Collateral Agreement, the Bermuda Holdings Pledge Agreement, the Intercreditor Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Credit Party under any Credit Document.
     “Senior Notes”: as defined in the recitals hereto.
     “Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
     “S&P”: Standard and Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc.
     “Subsection 4.11 (d)(2) Certificate”: as defined in subsection 4.11 (d).
     “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. A Subsidiary shall be deemed wholly-owned by a Person who owns directly or indirectly all of the voting shares of stock or other interests of such Subsidiary having voting power under ordinary circumstances to vote for directors or other managers of such corporation, partnership or other entity, except for (i) directors’ qualifying shares, (ii) shares owned by multiple shareholders to comply with local laws and (iii) shares owned by employees. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Bermuda Borrower; provided that any joint venture or Person in which an investment is existing on the Closing Date or is made pursuant to subsection 8.6(h) shall, so long as such investment is maintained in reliance on such subsection, not be a “Subsidiary” of the Bermuda Borrower for any purpose of this Agreement.
     “Subsidiary Guarantor”: each direct and indirect Subsidiary of a Borrower that is a party to the Guaranty as of the First Amendment Effective Date and each Subsidiary of the Borrowers that becomes a party to the Guaranty or comparable documentation in favor of the Administrative Agent after the First Amendment Effective Date as required by Section 7.9(b) or otherwise.
     “Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.
     “Syndication Agent”: as defined in the Preamble hereto.
     “Tier 1 Foreign Entity”: any Foreign Entity that is not a Subsidiary of a Domestic Entity and that is organized under the laws of Bermuda, Cyprus, Ireland or Luxembourg or such other jurisdiction as may be approved by the Administrative Agent from time to time.
     “Tier 2 Foreign Entity”: any Foreign Entity that is not a Tier 1 Foreign Entity.
     “Total Net Leverage Ratio”: as defined in subsection 8.9; provided that for purposes of calculating the Total Net Leverage Ratio, the unencumbered (other than Liens permitted pursuant to subsection 8.2 (other than subsections 8.2(i) (only to the extent such Lien is in respect of cash and Cash Equivalents specifically securing Indebtedness in respect of one or more commercial letters of credit under the First Lien Credit Agreement and not all Indebtedness under this Agreement generally) and 8.2(1))) cash and Cash Equivalents balances of the Bermuda Borrower and its Subsidiaries on such date shall be deducted from the amount of Consolidated Indebtedness on such date; provided, further, the amount of cash and Cash Equivalent balances of the Bermuda Borrower and its Subsidiaries deducted pursuant to the immediately preceding proviso shall not exceed $20,000,000.
     “Transferee”: any Participant or Assignee.
     “Type”: as to any Loan, its nature as an Alternate Base Rate Loan or a Eurodollar Loan.
     “Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any subsequent revisions thereof.
     “United States”: the United States of America.
     “United States Person”: any Person organized under the laws of the United States or any state thereof or the District of Columbia.
     “U.S. Borrower”: as defined in the Preamble hereto.

     “U.S. Loan Commitment”: as to any Lender, its obligation to make a Loan to the U.S. Borrower pursuant to subsection 2.1(a) in an aggregate amount not to exceed 0,51665 of its Loan Commitment; collectively, as to all Lenders, the “U.S. Loan Commitments.”
     “U.S. Note”: as defined in subsection 4.13(e)(i)
     1.2 Other Definitional Provisions, (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Credit Document or any certificate or other document made or delivered pursuant hereto.
     (b) As used herein and in the Notes, any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrowers and their Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent there are any changes in GAAP from the date of this Agreement, the financial covenants set forth herein at the option of the Borrowers will either (i) continue to be determined in accordance with GAAP in effect on the Closing Date, as applicable, or (ii) be adjusted or reset to reflect such changes in GAAP, such adjustments or resets to be mutually agreed to by the Borrowers and the Administrative Agent.
     (c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.
     (d) The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.
     SECTION 2. LOANS
     2.1 Loans. (a) U.S. Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make a loan in Dollars to the U.S. Borrower on the Closing Date, in a principal amount equal to such Lender’s U.S. Loan Commitment.
          The U.S. Borrower may make only one borrowing under the U.S. Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Section 4.4, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Facility Maturity Date. Each Lender’s U.S. Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s U.S. Loan Commitment on such date.
          (b) Bermuda Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make a loan in Dollars to the Bermuda Borrower on the Closing Date, in a principal amount equal to such Lender’s Bermuda Loan Commitment.
          The Bermuda Borrower may make only one borrowing under the Bermuda Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(b) and subsequently repaid or prepaid may not be reborrowed. Subject to Section 4.4, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Facility Maturity Date. Each Lender’s Bermuda Loan Commitment shall terminate immediately and without further action on the

Closing Date after giving effect to the funding of such Lender’s Bermuda Loan Commitment on such date.
          2.2 Repayment of Loans. The Borrowers shall repay the Loans as provided in subsection 4.4.
          2.3 Use of Proceeds of Loans. The proceeds of the Loans shall be used to finance the Refinancing and to pay fees, expenses and financing costs in connection therewith.
          2.4 Incremental Term Loans. Subject to the terms and conditions set forth in the applicable Incremental Joinder Agreement, each Lender having an Incremental Term Loan Commitment severally agrees to make an Incremental Term Loan to the applicable Borrower(s), in an aggregate principal amount equal to such Lender’s Incremental Term Loan Commitment on the relevant Increased Amount Date.
          2.5 Repayment of Incremental Term Loans. The applicable Borrower(s) shall repay the Incremental Term Loans as provided in subsection 4.16.
          2.6 Use of Proceeds of Incremental Term Loans. The proceeds of the Incremental Term Loans shall be used for working capital and general corporate purposes, including acquisitions not prohibited by this Agreement, and in connection with a Qualifying Disposition.
          SECTION 3. [Intentionally Omitted].
          SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS
     4.1 Procedure for Borrowing. (a) The Borrowers may borrow under the Commitments on any Business Day occurring prior to the relevant Commitment termination date; provided that, with respect to any borrowing, the Borrowers shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (i) before 12:00 noon, New York City time, one Business Day prior to the Closing Date, (ii) before 12:00 noon, New York City time, three Business Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (iii) before 2:00 P.M., New York City time, one Business Day prior to the requested Borrowing Date if the borrowing is to be solely of Alternate Base Rate Loans) specifying (A) the amount of the borrowing, (B) whether such Loans are initially to be Eurodollar Loans or Alternate Base Rate Loans or a combination thereof and (C) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each affected Lender thereof. Not later than 12:00 noon, New York City time, on the Borrowing Date specified in such notice, each affected Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 11.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender. Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the applicable Borrower by the Administrative Agent’s crediting the account of such Borrower, at the office of the Administrative Agent specified in subsection 11.2, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent. The Loans made on the Closing Date shall be Alternate Base Rate Loans.
     (b) Any borrowing of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof and (ii) no more than ten Interest Periods shall be in effect at any one time.
     4.2 Conversion and Continuation Options. (a) Subject to subsection 4.12, the Borrowers may elect from time to time to convert Eurodollar Loans into Alternate Base Rate Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon, New York City time, at least three Business Days prior to the proposed conversion date. The Borrowers may elect from time to time to convert all or a portion of the Alternate Base Rate Loans then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 noon, New York City time, at least three Business Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day, on the next succeeding Business Day. Upon receipt of any notice pursuant to this subsection 4.2, the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of the outstanding Loans may be converted as provided herein; provided that partial conversions of Alternate Base Loans shall be in the aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $1,000,000 or a whole multiple of $500,000 in excess thereof.
     (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have, by written notice to the applicable Borrower, determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, subsection 4.1(b) would be contravened or (iii) after the date that is one month prior to the Facility Maturity Date.
     4.3 Changes of Commitment Amounts. [Intentionally omitted].
     4.4 Optional and Mandatory Prepayments; Repayments of Loans and Incremental Term Loans. (a) Subject to subsections 4.4(e) and 4.12 and the provisions of the First Lien Credit Agreement, the Borrowers may at any time and from time to time prepay Loans, in whole or in part, by irrevocable notice to the Administrative Agent by 10:00 A.M., New York City time, on the same Business Day in the case of Alternate Base Rate Loans, and three Business Days’ irrevocable notice to the Administrative Agent in the case of Eurodollar Loans, specifying the date and amount of prepayment. Upon receipt of such notice (which may be conditioned upon consummation of a refinancing, change of control or other event) the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Borrowers shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Partial prepayments of Loans shall be in an aggregate principal amount equal to the lesser of (i) (A) $1,000,000, or a whole multiple of $500,000 in excess thereof with respect to Eurodollar Loans or (B) $500,000, or a whole multiple of $100,000 in excess thereof with respect to Alternate Base Rate Loans and (ii) the aggregate unpaid principal amount of the Loans.

     (b) (i) If, subsequent to the Closing Date, Bermuda Holdings or any of its Subsidiaries shall issue any Capital Stock in an IPO, 50% of the Net Proceeds thereof (excluding amounts provided by Permitted Holders) shall be promptly applied toward the prepayment of the Loans; provided that any Lender, at its option, may decline its pro rata portion of such prepayment, in which case such declined amounts may be used by the Borrowers for any purpose not prohibited by the Credit Documents.
     (ii) Subject to subsection 4.4(b)(viii), if, subsequent to the Closing Date, the Bermuda Borrower or any of its Subsidiaries shall incur or permit the incurrence of any Indebtedness (other than Indebtedness permitted pursuant to subsection 8.1) 100% of the Net Proceeds thereof shall be promptly (and, in any event, within three Business Days) applied toward the prepayment of the Loans; provided that any Lender, at its option, may decline its pro rata portion of such prepayment, in which case such declined amounts may be used by the Borrowers for any purpose not prohibited by the Credit Documents.
     (iii) [Intentionally omitted].
     (iv) Subject to subsection 4.4(b)(viii), if, subsequent to the Closing Date, the Bermuda Borrower or any of its Subsidiaries shall receive Net Proceeds from any Asset Sale other than a Qualifying Disposition, such Net Proceeds shall be promptly applied toward the prepayment of the Loans; provided that any Lender, at its option, may decline its pro rata portion of such prepayment, in which case such declined amounts may be used by the Borrowers for any purpose not prohibited by the Credit Documents; provided further that such Net Proceeds need not be applied to the prepayment of the Loans until the earlier of the date that the aggregate amount of Net Proceeds received by the Borrower or any of its Subsidiaries from any Asset Sales exceeds $1,000,000 (and has not yet been applied to the prepayment of the Loans hereunder) and the date which is six months after the last application of Net Proceeds pursuant to this subsection 4.4(b)(iv).
     (v) Subject to subsection 4.4(b)(viii), if, for any fiscal year commencing with the Borrowers’ fiscal year ending on February 25, 2007, there shall be Excess Cash Flow for such fiscal year, 75% of such Excess Cash Flow shall be promptly applied toward prepayment of the Loans; provided that any Lender, at its option, may decline, its pro rata portion of such prepayment, in which case such declined amounts may be used by the Borrowers for any purpose not prohibited by the Credit Documents; provided further that (i) so long as the Total Net Leverage Ratio for the four fiscal quarters ending at the end of any fiscal year shall be at or less than 4.00 to 1.00 such percentage shall be reduced to 50%, (ii) so long as the Total Net Leverage Ratio for the four fiscal quarters ending at the end of any fiscal year shall be at or less than 3.50 to 1.00 such percentage shall be reduced to 25% and (iii) so long as the Total Net Leverage Ratio for the four fiscal quarters ending at the end of any fiscal year shall be at or less than 2.75 to 1.00 such percentage shall be reduced to 0%. Each such prepayment shall be made not later than 120 days after the end of such fiscal year.
     (vi) Subject to subsection 4.4(b)(viii), if, subsequent to the Closing Date, the Borrowers or any of their Subsidiaries shall receive any Net Proceeds from any Recovery Event, 100% of such Net Proceeds shall be delivered to the Administrative Agent to be applied by it toward the prepayment of the Loans; provided that any Lender, at its option, may decline its pro rata portion of such prepayment, in which case such declined amounts may be used by the Borrowers for any purpose not prohibited by the Credit Documents. Notwithstanding the foregoing, such proceeds shall not be required to be so applied to the extent that the Borrowers invest or commit to reinvest such proceeds in new or existing properties or assets useful in the business of the Borrowers within 12 months following the date of such Recovery Event; provided that, if all or any portion of such proceeds are not so used within 12 months after the date of the respective Recovery Event, then such remaining portion not used shall be delivered to the Administrative Agent on the date occurring 12 months after the date of the respective Recovery Event to be applied by it toward the prepayment of the Loans as set forth above in this clause (vi).
     (vii) The applicable Borrower shall give the Administrative Agent (which shall promptly notify each Lender) at least one Business Day’s notice (which may be conditioned upon consummation of a refinancing, change of control or other event) of each prepayment pursuant to this subsection 4.4(b) setting forth the date, amount and the Borrower thereof. Except as otherwise may be agreed by the applicable Borrower and the Administrative Agent, any prepayment of Loans pursuant to this subsection 4.4 shall be applied, first, to any Alternate Base Rate Loans then outstanding and the balance of such prepayment, if any, to the Eurodollar Loans then outstanding; provided that prepayments of Eurodollar Loans, if not on the last day of the Interest Period with respect thereto, shall, at the option of the Borrower, be prepaid subject to the provisions of subsection 4.12 or the amount of such prepayment (after application to any Alternate Base Rate Loans) shall be deposited with the Administrative Agent as cash collateral for the Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied in the order of the Interest Periods next ending most closely to the date such prepayment is required to be made and on the last day of each such Interest Period. After such application, unless an Event of Default shall have occurred and be continuing, any remaining interest earned on such cash collateral shall be paid to the Borrower.
     (viii) Notwithstanding the foregoing provisions of this subsection 4.4(b), no mandatory prepayment of the Loans, shall be required to be made pursuant to this subsection 4.4(b) until payment in full of the obligations (other than contingent indemnification obligations) under the First Lien Credit Agreement.
     (c) The entire principal amount of the outstanding Loans shall be repaid on the Facility Maturity Date. Amounts prepaid or repaid on account of the Loans pursuant to this subsection or otherwise may not be reborrowed. Accrued interest on the amount of any prepayments shall be paid on the Interest Payment Date next succeeding the date of any partial prepayment and on the date of such prepayment in the case of a prepayment in full of the Loans.
     (d) In the event that any Incremental Term Loans are made on an Increased Amount Date, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the relevant Incremental Joinder Agreement.
     (e) In the event that the Loans are prepaid in whole or in part pursuant to subsection 4.4(a):
          (i) prior to and on the date that is six months after the Closing Date, the applicable Borrower shall pay to the Lenders a make-whole adjustment equal to the interest that would have accrued on such principal amount from the date of such prepayment through the date that is six months after the Closing Date, computed using a discount rate equal to the Treasury Rate (determined as of the Business Day prior to prepayment) plus 50 basis points; provided that for purposes of computing the interest that would have accrued on any amount prepaid pursuant to this subsection 4.4(e)(i), it shall be assumed that such amount would have accrued interest at all times from the date of such prepayment through the date that is six months after the Closing Date at a rate equal to the Eurodollar Rate for a notional Interest Period of three months commencing on the date of such prepayment plus the Applicable Margin; and

          (ii) after the date that is six months after the Closing Date, the applicable Borrower shall pay to the Lenders a prepayment fee on the principal amount of such Loans prepaid as follows:

Prepayment Fee as a
Percentage of the Amount
Months After the Closing Date	Prepaid

Months 7-12	4.00%
Months 13-24	2.00%
Months 25-36	1.00%
     4.5 Interest Rates and Payment Dates. (a) Eurodollar Loans shall bear interest for each day during each Interest Period applicable thereto, commencing on (and including) the first day of such Interest Period to, but excluding, the last day of such Interest Period, on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.
     (b) Alternate Base Rate Loans shall bear interest for the period from and including the date such Loans are made to, but excluding, the maturity date thereof, or to, but excluding, the conversion date if such Loans are earlier converted into Eurodollar Loans on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
     (c) If all or a portion of (i) the principal amount of any of the Loans or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) such Loan, if a Eurodollar Loan, shall be converted into an Alternate Base Rate Loan at the end of the then-current Interest Period for such Eurodollar Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 4.2), and any such overdue amount shall, without limiting the rights of the Lenders under Section 9, bear interest (which shall be payable on demand) at a rate per annum which is 2% plus the Alternate Base Rate plus the Applicable Margin (or, in the case of a Eurodollar Loan, the Eurodollar Rate for the Interest Period plus the Applicable Margin plus 2%, if higher) from the date of such non-payment until paid in full (as well after as before judgment).
     (d) Except as otherwise expressly provided for in this subsection 4.5 or subsection 4.4(b), interest shall be payable in arrears on each Interest Payment Date.
     4.6 Computation of Interest and Fees. (a) Interest in respect of Alternate Base Rate Loans, at any time that the Alternate Base Rate is determined by reference to the Prime Rate, and all fees hereunder shall be calculated on the basis of a 365 (or 366 as the case may be) day year for the actual days elapsed. Interest in respect of Eurodollar Loans and in respect of Alternate Base Rate Loans at any time that the Alternate Base Rate is determined by reference to the Federal Funds Effective Rate shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such change in the Eurocurrency Reserve Requirements becomes effective, as the case may be. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of the effective date and the amount of each such change.
     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of any Borrower, or any Lender, deliver to such Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.
          4.7 Certain Fees. The Borrowers agree to pay to the Administrative Agent, for its own account, a non-refundable agent’s fee in an amount previously agreed to with the Administrative Agent, payable in advance on the Closing Date and on the first day of each fiscal year of the Borrowers thereafter.
          4.8 Inability to Determine Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the applicable Borrower) that (a) by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that a Borrower has requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of the Alternate Base Rate Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, or (b) dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not generally available to the Lenders in their respective Eurodollar Lending Offices’ interbank eurodollar markets, the Administrative Agent shall forthwith give telecopy or e-mail notice of such determination, confirmed in writing, to such Borrower and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest Period. If such notice is given (i) any requested Eurodollar Loans shall be made as Alternate Base Rate Loans, (ii) any Alternate Base Rate Loans that were to have been converted to Eurodollar Loans shall be continued as Alternate Base Rate Loans, and (iii) any outstanding Eurodollar Loans shall be converted on the last day of the then current Interest Period applicable thereto into Alternate Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no Alternate Base Rate Loans shall be converted to Eurodollar Loans.
     4.9 Pro Rata Treatment and Payments. (a) Except to the extent otherwise provided herein, each borrowing of Loans by the Borrowers from the Lenders and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the relevant Commitment Percentages of the Lenders with respect to the Loans borrowed or the Commitments to be reduced.
     (b) Whenever any payment received by the Administrative Agent under this Agreement or any Note or any other Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement:
     (i) If the Administrative Agent has not received a Payment Sharing Notice (or, if the Administrative Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived in accordance with the provisions of this Agreement), such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement and the other Credit Documents; second, to the payment of all expenses due and payable under subsection 11.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of interest then due and payable on the Loans ratably in accordance with the aggregate amount of interest owed to each such Lender; and fourth, to the payment of the principal amount of the Loans which is then due and payable ratably among the Lenders in accordance with the aggregate principal amount owed to each such Lender; or
     (ii) If the Administrative Agent has received a Payment Sharing Notice which remains in effect, all payments received by the Administrative Agent under this Agreement or any Note shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of all amounts described in clauses “first” and “second” of the foregoing clause (i) in the order set forth therein; second, to the payment of the interest accrued on all Loans, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest plus the aggregate principal amount of all Loans then due and payable and owed to such Lender; and third, to the payment of the principal amount of all Loans, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to such Lender.
     (c) [Intentionally omitted].
     (d) All payments (including prepayments) to be made by each Borrower on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders not later than 2:00 p.m. (New York time) on the date due at the office designated by the Administrative Agent in lawful money of the United States and in immediately available funds; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by on the next succeeding Business Day. The Administrative Agent shall promptly distribute such payments in accordance with the provisions of subsection 4.9(b) upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) would become due and payable on a day other than a Business Day, such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension), unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.
     (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount which would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent in accordance with subsection 4.1 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 4.9(e) shall be conclusive absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternate Base Rate Loans hereunder (in lieu of any otherwise applicable interest), on demand, from the applicable Borrower, without prejudice to any rights which the applicable Borrower or the Administrative Agent may have against such Lender hereunder. Nothing contained in this subsection 4.9 shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.
     (f) The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.
     (g) All payments and optional prepayments (other than prepayments as set forth in subsection 4.11 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof.
     (h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 9.1, all payments or proceeds received by the Administrative Agent hereunder in respect of any of the Obligations shall be applied in accordance with the application arrangements described in the Intercreditor Agreement.
          4.10 Illegality. Notwithstanding any other provision herein, if any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement shall (a) make it unlawful for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement or (b) make it impracticable for such Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of Alternate Base Rate Loans into Eurodollar Loans shall forthwith be suspended until such time, if any, as such illegality shall no longer exist and such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans for the duration of the respective Interest Periods (or, if permitted by applicable law, at the end of such Interest Periods) and all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender’s Alternate Base Rate Loans. The Borrower hereby agrees to pay any Lender, promptly upon its demand, any amounts payable pursuant to subsection 4.12 in connection with any conversion in accordance with this subsection 4.10 (such Lender’s notice of such costs, as certified in reasonable detail as to such amounts to the Borrower through the Administrative Agent, to be conclusive absent manifest error).
          4.11 Requirements of Law. (a) In the event that any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority occurring after the date that any lender becomes a Lender party to this Agreement:
     (i) does or shall subject any such Lender or its Eurodollar Lending Office to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loans made by it, or change the basis of taxation of payments to such Lender or its Eurodollar Lending Office of principal, the commitment fee, interest or any other amount payable hereunder (except for (x) net income and franchise taxes imposed on the net income of such Lender or its Eurodollar Lending Office by the jurisdiction under the laws of which such Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender’s Eurodollar Lending Office is located or any political subdivision or taxing authority thereof or therein, including changes in the rate of tax on the overall net income of such Lender or such Eurodollar Lending Office, and (y) taxes resulting from the substitution of any such system by another system of taxation; provided that the taxes payable by Lenders subject to such other system of taxation are not generally charged to borrowers from such Lenders having loans or advances bearing interest at a rate similar to the Eurodollar Rate);
     (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or
     (iii) does or shall impose on such Lender or its Eurodollar Lending Office any other condition;
and the result of any of the foregoing is to increase the cost to such Lender or its Eurodollar Lending Office of making, converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the applicable Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as determined by such Lender with respect to such Eurodollar Loans, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the Alternate Base Rate plus 1%.
     (b) In the event that any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement with respect to any such Lender shall, in the opinion of such Lender, require that any Commitment of such Lender be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Lender or any corporation controlling such Lender, and such Change in Law shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, as the case may be, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the applicable Borrower of such Change in Law as provided in paragraph (c) of this subsection 4.11, within 15 days after demand by such Lender, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation on an after-tax basis, as the case may be, for such reduction.
     (c) The Borrowers shall not be required to make any payments to any Lender for any additional amounts pursuant to this subsection 4.11 unless such Lender has given written notice to the applicable Borrower, through the Administrative Agent, of its intent to request such payments prior to or within 60 days after the date on which such Lender became entitled to claim such amounts. If any Lender has notified the applicable Borrower through the Administrative

Agent of any increased costs pursuant to paragraph (a) of this subsection 4.11, the applicable Borrower at any time thereafter may, upon at least three Business Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to subsection 4.12, prepay (or convert into Alternate Base Rate Loans) all (but not a part) of the Eurodollar Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this subsection 4.11 with respect to such Lender, it will, if requested by the applicable Borrower to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office); provided, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage. If any Lender requests compensation from any Borrower under this subsection 4.11, such Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or continue Loans of the Type with respect to which such compensation is requested, or to convert Loans of any other Type into Loans of such Type, until the Requirement of Law giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
     (d) Each Lender (and in case of an Assignee on the date it becomes a Lender) that is not a United States Person (as defined in Section 7701(a)(30) of the Code) for federal income tax purposes either (1) in the case of a Lender that is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) represents to Borrowers (for the benefit of the Borrowers and the Administrative Agent) that under applicable law and treaties no taxes are required to be withheld by the Borrowers or the Administrative Agent with respect to any payments to be made to such Lender in respect of the Loans, (ii) agrees to furnish to the Borrowers, with a copy to the Administrative Agent, either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (wherein such Lender claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) agrees (for the benefit of the Borrowers and the Administrative Agent), to the extent it may lawfully do so at such times, to provide the Borrowers, with a copy to the Administrative Agent, a new Form W-8ECI or Form W-8BEN upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Lender, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption or (2) in the case of a Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agrees to furnish to the Borrowers, with a copy to the Administrative Agent, (A) a certificate substantially in the form of Exhibit D to the Original Credit Agreement (any such certificate, a “Subsection 4.11(d)(2) Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, certifying to such Lender’s legal entitlement at the Closing Date (or, in the case of an Assignee, on the date it becomes a Lender) to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to all payments to be made under this Agreement, and (ii) agrees, to the extent legally entitled to do so, upon reasonable request by the Borrowers, to provide to the Borrowers (for the benefit of the Borrowers and the Administrative Agent) such other forms as may be required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement. Notwithstanding any provision of this subsection 4.11 or 4.9(d) to the contrary, the Borrowers shall have no obligation to pay any amount to or for the account of any Lender (or the Eurodollar Lending Office of any Lender) on account of any taxes pursuant to this subsection 4.11, to the extent that such amount results from (i) the failure of any Lender to comply with its obligations pursuant to this subsection 4.11, (ii) any representation or warranty made or deemed to be made by any Lender pursuant to this subsection 4.11(d) proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made or (iii) any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, the effect of which would be to subject to any taxes any payment made pursuant to this Agreement to any Lender making the representation and covenants set forth in subsection 4.11(d)(2), which payment would not be subject to such taxes were such Lender eligible to make and comply with, and actually made and complied with, the representation and covenants set forth in subsection 4.11(d)(1) hereinabove.
     (e) A certificate in reasonable detail as to any amounts submitted by such Lender, through the Administrative Agent, to the Borrowers, shall be conclusive in the absence of manifest error. The covenants contained in this subsection 4.11 shall survive the termination of this Agreement and repayment of the Loans.
          4.12 Indemnity. Each Borrower agrees to indemnify each Lender and to hold such Lender harmless from any loss or expense (but without duplication of any amounts payable as default interest) which such Lender may sustain or incur as a consequence of (a) default by such Borrower in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the such Borrower in making a borrowing after such Borrower has given a notice in accordance with subsection 4.1 or in making a conversion of Alternate Base Rate Loans to Eurodollar Loans or in continuing Eurodollar Loans as such, in either case, after such Borrower has given notice in accordance with subsection 4.2, (c) default by such Borrower in making any prepayment after such Borrower has given a notice in accordance with subsection 4.4 or (d) a payment or prepayment of a Eurodollar Loan or conversion (including without limitation, as a result of subsection 4.4 and/or a conversion pursuant to subsection 4.10) of any Eurodollar Loan into an Alternate Base Rate Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder (but excluding loss of profit). This covenant shall survive termination of this Agreement and repayment of the Loans.
     4.13 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Loan of such Lender on the Facility Maturity Date, in accordance with subsection 4.4(d) (or the then unpaid principal amount of such Loan on the date that the Loans become due and payable pursuant to Section 9), and (ii) the principal amount of the Incremental Term Loan of such Lender, on the dates and in the amounts set forth in the relevant Incremental Joinder Agreement, in accordance with subsection 4.4(d) (or the then unpaid principal amount of such Incremental Term Loan on the date that the Incremental Term Loans become due and payable pursuant to Section 9). The Borrowers hereby further agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum and on the dates set forth in subsection 4.5.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

     (c) The Administrative Agent shall maintain the Register pursuant to subsection 11,6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the applicable Borrower, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) both the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.
     (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 4.13(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender or to repay any other obligations in accordance with the terms of this Agreement.
     (e) (i) The U.S. Borrower agrees that, upon the request to the Administrative Agent by any Lender, it will execute and deliver to such Lender a promissory note evidencing the Loan made to the U.S. Borrower (including any Incremental Term Loan incurred by the U.S. Borrower) of such Lender, substantially in the form of Exhibit A-1 to the Original Credit Agreement with appropriate insertions as to date and principal amount (a “U.S. Note”) and (ii) the Bermuda Borrower agrees that, upon the request to the Administrative Agent by any Lender, it will execute and deliver to such Lender a promissory note evidencing the Loan made to the Bermuda Borrower (including any Incremental Term Loan incurred by the Bermuda Borrower) of such Lender, substantially in the form of Exhibit B-2 to the Original Credit Agreement with appropriate insertions as to date and principal amount (a “Bermuda Note”).
     4.14 Replacement of Lenders. In the event that any Lender (x) exercises its rights pursuant to subsection 4.10 or requests payments pursuant to subsection 4.11, or (y) refuses to consent to any amendment or waiver under any Credit Document which pursuant to the terms of Section 11.1 requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent (a “Non-Consenting Lender”) or (z) is a Lender for whom the condition in clause (viii) of the definition of “Qualifying Disposition” applies and such condition shall not have been satisfied with respect to a proposed Qualified Buyer, the applicable Borrower may require, at its own expense (including payment of any processing fees under subsection 11.6(b)) and subject to subsection 4.12, such Lender to assign, at par plus accrued interest and fees, without recourse (in accordance with subsection 11.6) all of its interests, rights and obligations hereunder (including all of its Commitments and the Loans and other amounts at the time owing to it hereunder and under its Notes) to a bank, financial institution or other entity specified by such applicable Borrower (a “Replacement Lender”); provided that (i) such assignment shall be made in accordance with subsection 11.6(b) (except as otherwise provided in this subsection) and shall not conflict with or violate any law, rule or regulation or order of any court or other Governmental Authority, (ii) the applicable Borrower shall have received the written consent of the Administrative Agent, which consent shall not unreasonably be withheld, to such assignment (provided that no such consent shall be required for any such assignment to a Lender, an Affiliate of a Lender or an Approved Fund), and (iii) the applicable Borrower shall have paid to the assigning Lender all monies other than principal, interest and fees accrued and owing hereunder to it (including pursuant to subsections 4.10, 4.11 and 4.12).

          4.15 Reliance on Representation of the Borrowers. Each Borrower hereby agrees that the Administrative Agent and the Lenders may rely on any representation, warranty, certificate, notice, document or telephone request which purports to be executed or made, and which the Administrative Agent or the Lenders in good faith believe to have been executed or made, by either Borrower or any of its authorized officers, and each Borrower further agrees to indemnify and hold the Administrative Agent and the Lenders harmless for any action, including the making of the borrowings hereunder, and any loss or expense, taken or incurred by any of them as a result of their good faith reliance upon any such representation, warranty, certificate, notice, document or telephone request.
     4.16 Incremental Term Loan Commitments. (a) On or before the Facility Maturity Date, a Borrower may, by written notice to the Administrative Agent from time to time, request incremental term loan commitments (the “Incremental Term Loan Commitments”) in an aggregate amount at such time not to exceed the Incremental Amount at such time from one or more Incremental Term Lenders willing to provide such Incremental Term Loans in their own discretion; provided, that each Incremental Term Lender, if not already an Eligible Assignee, shall be subject to the approval of the Administrative Agent and the Borrowers (which approval shall not be unreasonably withheld). Such notice shall set forth (i) the Borrower, (ii) the amount of the Incremental Term Loan Commitments (which shall be in a minimum amount of $10,000,000 or equal to the remaining Incremental Amount), (iii) the date on which such Incremental Term Loan Commitments are requested to become effective (an “Increased Amount Date”) and (iv) whether such Incremental Term Loan Commitments are to be Term Loan Commitments or commitments to make term loans with terms different from the Loans (“Other Loans”).
     (b) The applicable Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Joinder Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. Each Incremental Joinder Agreement shall specify the terms of the Incremental Term Loans to be made thereunder; provided that, without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Loans shall be no earlier than the Facility Maturity Date, (ii) the average life to maturity of any Other Loans shall be no shorter than the average life to maturity of the existing Loans and (iii) such Other Loans shall not be subject to any amortization that at any time is proportionally greater than the amortization of the existing Loans, and provided further that the interest rate margin in respect of any Other Loan may exceed the Applicable Margin for the existing Loans by no more than ½ of 1% (it being understood that a portion of any interest margin may take the form of original issue discount (“OID”), with ODD being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity), or if it exceeds such Applicable Margin by more than such amount, such Applicable Margin shall be increased so that the interest rate margin in respect of such Other Loan (giving effect to any OLD issued in connection with such Other Loan) is no more than 1/2 of 1%, as applicable, higher than the Applicable Margin for the existing Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Joinder Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Joinder Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments evidenced thereby as provided for in the last sentence of subsection 11.1. Any such amendment may be memorialized in writing by the Administrative Agent with the applicable Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

     (c) Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this subsection 4.16 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (a), (b) and (c) of subsection 6.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a financial officer of the applicable Borrower; (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as required by the relevant Incremental Joinder Agreement and consistent with those delivered on the Closing Date under subsection 6.1 and such additional documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably require to ensure that the Incremental Term Loans are secured by the Collateral ratably with the existing Loans; and (iii) after giving pro forma effect to the making of any such Incremental Term Loans and any permitted acquisition consummated in connection therewith or any permitted disposition (including adjustment for the items referred to in the proviso to subsection 8.9), the Borrowers and their Subsidiaries are in pro forma compliance with the financial covenants set forth in subsection 8.9 and subsection 8.10 as of the last day of the most recent four consecutive fiscal quarters of the Borrowers for which financial statements have been delivered pursuant to subsection 7.1 (calculated as if such Incremental Loans had been incurred, and such permitted acquisition or disposition, if any, had been consummated, on the first day of such period).
     (d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Loans), when originally made, are included in each Borrowing of outstanding Loans on a pro rata basis and the Borrowers agree that subsection 4.13 shall apply to any conversion of Eurodollar Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.
          SECTION 5. REPRESENTATIONS AND WARRANTIES
          In order to induce the Lenders to enter into this Agreement and to make the Loans, each Borrower hereby represents and warrants to each Lender and the Administrative Agent as of the Closing Date, as of the First Amendment Effective Date, as of the making of any extension of credit hereunder and as of the date of the consummation of a Qualifying Disposition:
          5.1 Financial Condition. (a) The audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at February 27, 2005, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, present fairly, in all material respects, the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as approved by such accountants and disclosed therein).
          (b) The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at November 27, 2005, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, copies of which have heretofore been furnished to each Lender, present fairly, in all material respects, the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended, subject to normal year-end adjustments. All such financial statements, including the related schedules thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Holdings and its Subsidiaries as of November 27, 2005 did not have, and since such date and prior to the Closing Date did not incur, assume or create, any material Contingent Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph or in the financial statements referred to in paragraph (a) of this subsection (other than foreign exchange transactions in the ordinary course of business as permitted by subsection 8.8).
          (c) The unaudited consolidated pro forma balance sheet of Holdings and its consolidated Subsidiaries, as of January 22, 2006, certified by a Responsible Officer of Holdings (the “Pro Forma Balance Sheet”), copies of which have been furnished to each Lender, is the unaudited balance sheet of Holdings and its consolidated Subsidiaries adjusted to give effect (as if such events had occurred on such date) to (i) the Refinancing, (ii) the incurrence of the Loans on the Closing Date and (iii) the incurrence of all other Indebtedness that Holdings and its consolidated Subsidiaries expect to incur, and the payment of all amounts Holdings and its consolidated Subsidiaries expect to pay, in connection with the Refinancing. The Pro Forma Balance Sheet was prepared based on good faith assumptions in accordance with GAAP and is based on information believed by Holdings to be reasonable and correct as of the date of delivery thereof and presents fairly, in all material respects, on a pro forma basis the financial position of Holdings and its consolidated Subsidiaries as of January 22, 2006 as adjusted, as described above, assuming that the events specified in the preceding sentence had actually occurred as of such date.
          5.2 No Change. (a) Since February 27, 2005, no event, change or effect has occurred and is continuing which has had, or would reasonably be expected to have, a Material Adverse Effect and (b) no dividends or other distributions have been declared, paid or made upon the Capital Stock of Holdings or Bermuda Holdings nor has any of the Capital Stock of Holdings or Bermuda Holdings been redeemed, retired, repurchased or otherwise acquired for value by Holdings, Bermuda Holdings or any of their Subsidiaries, except in connection with the Refinancing, the Corporate Restructuring and as permitted under this Agreement.
          5.3 Existence; Compliance with Law. The Bermuda Borrower and each of its Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its incorporation except to the extent the failure of any Tier 2 Foreign Entity or immaterial Tier 1 Foreign Entity or Domestic Entity to be duly authorized and validly existing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all applicable statutes, laws, ordinances, rules, orders, permits and regulations of any governmental authority or instrumentality, domestic or foreign (including, without limitation, those related to Hazardous Materials and substances), except where noncompliance would not reasonably be expected to have a Material Adverse Effect. Neither the Bermuda Borrower nor any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that any such Person is not in compliance with federal, state, local or foreign laws, ordinances, rules and regulations except to the extent such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          5.4 Power; Authorization. Each Credit Party has the power and authority to make, deliver and perform each of the Credit Documents to which it is a party, and each Borrower has the power and authority and legal right to borrow hereunder. Each Credit Party has taken all necessary action to authorize the execution, delivery and performance of each of the Credit Documents to which it is or will be a party and each Borrower has taken all necessary action to authorize the borrowings hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Credit Party, or for the validity or enforceability in accordance with its terms against any Credit Party, of any Credit Document except for consents, authorizations and filings which have been obtained or made and are in full force and effect and except (i) such consents, authorizations and filings, the failure to obtain or perform (x) which would not reasonably be expected to have a Material Adverse Effect and (y) which would not adversely affect the validity or enforceability of any of the Credit Documents, and (ii) such filings as are necessary to perfect the Liens of the Lenders created pursuant to this Agreement and the Security Documents.
          5.5 Enforceable Obligations. This Agreement has been, and each of the other Credit Documents has been or will be, duly executed and delivered on behalf of each Credit Party that is party thereto. This Agreement and each of the other Credit Documents constitute the legal, valid and binding obligation of each Credit Party that is party thereto, and is enforceable against each Credit Party that is party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
          5.6 No Legal Bar. The execution, delivery and performance of each Credit Document, the incurrence or issuance of and use of the proceeds of the Loans and the transactions contemplated by the Credit Documents, (a) will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon the Bermuda Borrower or any of its Subsidiaries or any of their respective properties or assets, in any manner which, individually or in the aggregate, (i) would give rise to any liability on the part of the Administrative Agent or any Lender or (ii) would have a Material Adverse Effect, and (b) will not result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for the Liens arising under the Security Documents and other Permitted Liens.
          5.7 No Material Litigation. Other than as set forth on Schedule 5.7 to the Original Credit Agreement, (i) no litigation by, investigation known to the Borrowers by, or proceeding of, any Governmental Authority is pending against the Bermuda Borrower or any of its Subsidiaries with respect to the validity, binding effect or enforceability of any Credit Document, the Loans made hereunder, the use of proceeds thereof and the other transactions contemplated hereby and (ii) no lawsuits, claims, proceedings or investigations are pending or, to the best knowledge of the Borrowers, threatened as of the Closing Date against or affecting the Bermuda Borrower or any of its Subsidiaries or any of their respective properties, assets, operations or businesses (including after giving effect to the Refinancing), in which there is a probability of an adverse determination, and is reasonably likely, if adversely decided, to have a Material Adverse Effect.
          5.8 Investment Company Act. Neither Bermuda Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).
          5.9 Federal Regulation. No part of the proceeds of any of the Loans will be used for any purpose which violates the provisions of Regulation T, U or X of the Board. Neither Bermuda Holdings nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.
          5.10 No Default. The Bermuda Borrower and each of its Subsidiaries (a) have performed all material obligations required to be performed by them under their respective Contractual Obligations and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default would not reasonably be expected to have a Material Adverse Effect and (b) are not in default under any material judgment, order or decree of any Governmental Authority, domestic or foreign, applicable to it or any of its respective properties, assets, operations or business, except to the extent that any such defaults would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.11 Taxes. The Bermuda Borrower and each of its Subsidiaries has filed or caused to be filed all material tax returns which, to the knowledge of the Borrowers, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided on the books of the Bermuda Borrower or its Subsidiaries, as the case may be); and, to the knowledge of the Borrowers, no tax Lien has been filed, and, no written claim is being asserted, with respect to any such tax, fee or other charges.
          5.12 Subsidiaries. The Subsidiaries of HubCo as of the Closing Date and their jurisdictions of incorporation are as set forth on Schedule 5.12 to the Original Credit Agreement.
          5.13 Ownership of Property; Liens. As of the Closing Date and as of the making of any extension of credit hereunder (subject to transfers and dispositions of property permitted under subsection 8.5), the Bermuda Borrower and each of its Subsidiaries has good and valid title to all of its respective material assets (other than real property or interests in real property) in each case free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever except Permitted Liens. With respect to real property or interests in real property, as of the Closing Date, the Bermuda Borrower and each of its Subsidiaries has (i) fee title to all of the real property listed on Schedule 5.13 to the Original Credit Agreement under the heading “Fee Properties” (each, a “Fee Property”), and (ii) good and valid title to the leasehold estates in all of the real property leased by it and, in the case of any such leasehold estates located in the United States with a base aggregate annual rent in excess of $100,000, listed on Schedule 5.13 to the Original Credit Agreement under the heading “Leased Properties” (each, a “Leased Property”), in each case, free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) Permitted Liens and (B) as to Leased Property, the terms and provisions of the respective lease therefor, including, without limitation, the matters set forth on Schedule 5.13 to the Original Credit Agreement, and any matters affecting the fee title and any estate superior to the leasehold estate related thereto. The Fee Properties and the Leased Properties constitute, as of the Closing Date, all of the real property owned in fee or leased by the Bermuda Borrower and its Subsidiaries in the United States (other than leased Real Property the combined base aggregate annual rent of which does not exceed $100,000).
          5.14 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied during such period in all respects with the applicable provisions of ERISA and the Code except for any noncompliance that would not result in a material liability to the Bermuda Borrower or any of its Subsidiaries. Neither the Bermuda Borrower nor any Commonly

Controlled Entity has been involved in any transaction that would cause the Bermuda Borrower or any of its Subsidiaries to be subject to material liability with respect to a Plan to which the Bermuda Borrower or any of its Subsidiaries or any Commonly Controlled Entity contributed or was obligated to contribute during the six-year period ending on the date this representation is made or deemed made; or incurred any material liability under Title IV of ERISA which would become or remain a material liability of the Bermuda Borrower or any of its Subsidiaries after the Closing Date. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period that has not been satisfied in full. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, if it became a liability of the Borrowers, would be a material liability. Neither the Bermuda Borrower, nor any of its Subsidiaries nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that resulted in a liability that has not been satisfied in full, and neither the Bermuda Borrower, nor any of its Subsidiaries nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Bermuda Borrower or any of its Subsidiaries or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, in either case that would result in a material liability to the Bermuda Borrower or any of its Subsidiaries. To the knowledge of the Bermuda Borrower, no such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Bermuda Borrower, its Subsidiaries and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount which, if it became a liability of the Borrowers, would be a material liability except to the extent that such liability is properly reflected on the Bermuda Borrower’s financial statements. For purposes of this subsection 5.14, a material liability shall mean a liability exceeding $5,000,000.
     5.15 Collateral Agreements. (a) Upon execution and delivery thereof by the parties thereto, the Collateral Agreement will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties (as defined in the Collateral Agreement), a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of Pledged Stock described in the Collateral Agreement, when stock certificates representing or constituting such Pledged Stock are delivered to the administrative agent under the First Lien Credit Agreement, as bailee for the Administrative Agent, and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings specified on Schedule 5.15(b) to the Original Credit Agreement in appropriate form are filed in the offices specified on Schedule 5.15(b) to the Original Credit Agreement, the Collateral Agreement shall, subject to the existence of Permitted Liens, constitute second liens on, and perfected security interests in, all rights, title and interest of the Credit Parties in the Collateral described therein (except to the extent that a security interest cannot be perfected therein by the filing of a financing statement or the taking of possession under the Uniform Commercial Code of the relevant jurisdiction), as security for the Obligations.
     (b) Upon execution and delivery thereof by the relevant Credit Party, each Mortgage delivered pursuant to subsection 7.9 will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the collateral described therein, and upon recording the Mortgages in the jurisdictions in which the property covered by such Mortgage is located (and/or such other actions as may be required under the relevant local law in respect of foreign mortgages and which are to be performed pursuant to subsection 7.9(d)), such security interests will, subject to the existence of Permitted Liens, constitute second liens on, and perfected security interests in, all rights, title and interest of the debtor party thereto in the collateral described therein.
          5.16 Copyrights, Patents, Permits, Trademarks and Licenses. Schedule 5.16 to the Original Credit Agreement sets forth a true and complete list as of the Closing Date of all material registered trademarks, trade names, service marks, patents, pending patent applications and registered copyrights and applications therefor owned, used or filed by or licensed to the Borrowers and their Subsidiaries and, with respect to registered trademarks (if any), contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as set forth on Schedule 5.16 to the Original Credit Agreement, the Bermuda Borrower or one of its Subsidiaries owns or has the right to use, registered trademarks, trade names, service marks, patents, pending patent applications and copyrights and applications therefor referred to in such Schedule. Except as set forth on Schedule 5.16 to the Original Credit Agreement, to the best knowledge of the Borrowers, no claims are pending by any Person with respect to the ownership, validity or enforceability of the Borrowers’ or any Subsidiary’s use of any such registered trademarks, trade names, service marks, patents, pending patent applications and copyrights, or applications therefor, challenging or questioning the validity or effectiveness of any of the foregoing, in any jurisdiction, domestic or foreign, except to the extent such claims would not reasonably be expected to have a Material Adverse Effect.
          5.17 Environmental Matters. Except insofar as any exceptions to the following, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
     (a) to the best knowledge of the Borrowers, the properties owned, leased, or otherwise operated by the Bermuda Borrower or any of its Subsidiaries do not contain, and have not previously contained, in, on or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in amounts, concentrations or conditions that constitute or constituted a violation of, or could reasonably give rise to liability under, Environmental Laws or otherwise result in costs to the Borrowers;
     (b) to the best knowledge of the Borrowers, the properties owned or leased, or otherwise operated by the Bermuda Borrower or any of its Subsidiaries and all operations and facilities at such properties are in compliance with all Environmental Laws, and there is no contamination or violation of any Environmental Law which could interfere with the continued operation of, or impair the fair saleable value of, such property;
     (c) neither the Bermuda Borrower nor any of its Subsidiaries has received or is aware of any written complaint, notice of violation, alleged violation, or notice of investigation or of potential liability (including, without limitation, as relates to any potentially responsible party status) under Environmental Laws or with respect to any Hazardous Materials with regard to the Bermuda Borrower or its Subsidiaries, nor does the Bermuda Borrower or any of its Subsidiaries have knowledge that any such action is being contemplated, considered or threatened;
     (d) to the best knowledge of the Borrowers, Hazardous Materials have not been generated, treated, stored or disposed of at, on or under any properties presently or formerly owned, leased, or otherwise operated by the Bermuda Borrower or any of its Subsidiaries, nor have any Hazardous Materials been transported from any such property, or come to be located at any other property, in violation of or in a manner that could reasonably give rise to liability under any Environmental Laws; and

     (e) there are no governmental, administrative, or judicial actions or proceedings pending or, to the best knowledge of the Borrowers, threatened under any Environmental Law to which the Bermuda Borrower or any of its Subsidiaries is a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements, other than permits authorizing operations by the Bermuda Borrower or any of its Subsidiaries, outstanding relating to compliance with or liability under any Environmental Law.
          5.18 Accuracy and Completeness of Information. The factual statements contained in the financial statements referred to in subsection 5.1, the Credit Documents (including the schedules thereto) and any other certificates or documents furnished or to be furnished to the Administrative Agent or the Lenders from time to time in connection with this Agreement, taken as a whole, do not and will not, to the best knowledge of the Borrowers, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, all except as otherwise qualified herein or therein, such knowledge qualification being given only with respect to factual statements made by Persons other than the Borrowers or any of their Subsidiaries; provided that with respect to projected financial information, the Borrowers represent only that such information has been and will be prepared in good faith based upon assumptions (in accordance with GAAP) believed by the Borrowers to be reasonable at the time.
          SECTION 6. CONDITIONS PRECEDENT
          6.1 Conditions to Initial Loans. The obligation of each Lender to make its Loans on the Closing Date were subject to the satisfaction, or waiver by such Lender, immediately prior to or concurrently with the making of such Loans of the following conditions:
     (a) Agreement: Notes. The Administrative Agent shall have received (i) a counterpart of this Agreement for each Lender, duly executed and delivered by a duly authorized officer of each of the Administrative Agent, the Syndication Agent, each Lender, HubCo and each Borrower, (ii) for the account of each Lender requesting the same pursuant to subsection 4.13, a U.S. Note with respect to the Loan made to the U.S. Borrower, conforming to the requirements hereof and executed by a duly authorized officer of the U.S. Borrower and (iii) for the account of each Lender requesting the same pursuant to subsection 4.13, a Bermuda Note with respect to the Loan made to the Bermuda Borrower, conforming to the requirements hereof and executed by a duly authorized officer of the Bermuda Borrower.
     (b) PATRIOT Act. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
     (c) Capitalization of HubCo and the Borrowers. On or before the Closing Date, Borrowers shall have received at least $200,000,000 of gross proceeds from the initial borrowings under the First Lien Facilities, and the Administrative Agent shall have received executed copies of all documentation relating to the First Lien Facilities, in form and substance reasonably satisfactory to it.
     (d) Financial Statements. The Administrative Agent shall have received the Pro Forma Balance Sheet, together with a certificate of each Borrower to the effect that such Pro Forma Balance Sheet fairly presents in all material respects the pro forma financial position of

Holdings and its consolidated Subsidiaries and was prepared in good faith, and the financial statements described in subsection 5.1.
     (e) Fees. The Agents, the Lead Arrangers and the Lenders shall have received all fees, expenses and other consideration presented for payment required to be paid or delivered on or before the Closing Date.
     (f) Lien Searches: Lien Perfection. (i) The Administrative Agent shall have received substantially all of the results of a search of Uniform Commercial Code, tax and judgment filings made with respect to HubCo and its Subsidiaries in the jurisdictions set forth on Schedule 5.15(b) to the Original Credit Agreement with respect to which it has requested such search, together with copies of financing statements disclosed by such searches and such searches shall disclose no Liens on any assets encumbered by any Security Document, except for Liens permitted hereunder or, if unpermitted Liens are disclosed, the Administrative Agent shall have received reasonably satisfactory evidence of the release of such Liens and (ii) the Administrative Agent shall have received each document (including any Uniform Commercial Code financing statements), necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents, in proper form for filing; provided that the Administrative Agent may, in the reasonable exercise of its discretion, consent to an extension of time with respect to any such document or action relating to the perfection of Liens in Collateral located in or governed by the laws of a jurisdiction other than the United States or a political subdivision thereof.
     (g) Guaranty. Collateral Agreement: Pledged Stock: Pledged Notes. (i) The Administrative Agent shall have received (A) the Guaranty, (B) the Collateral Agreement, executed and delivered by HubCo, the Borrowers and each Subsidiary Guarantor, and (C) an Acknowledgement and Consent in the form attached to the Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Credit Party, (ii) Each of (A) the certificates representing the shares of Capital Stock pledged pursuant to the Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof (provided that, with respect to the Capital Stock of Foreign Subsidiaries of the U.S. Borrower, certificates representing up to 35% of the shares of Capital Stock of Foreign Subsidiaries of the U.S. may remain undelivered until the date that is 180 days after the Closing Date, provided further that failure to comply with such delivery on or prior to such date shall constitute an Event of Default hereunder, provided still further that the Administrative Agent may, in the reasonable exercise of its discretion, consent to further extensions of time with respect to delivery of shares in such Foreign Subsidiaries represents an immaterial portion of the Collateral) and (B) each promissory note. (if any) pledged to the Administrative Agent pursuant to the Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof, shall be in the actual possession of the administrative agent under the First Lien Credit Agreement (which shall act as bailee for the Administrative Agent).
     (h) Indebtedness. After giving pro forma effect to the Refinancing, HubCo and its Subsidiaries shall have no (i) outstanding preferred stock and (ii) Indebtedness other than any Indebtedness permitted under subsection 8.1 hereof. In the event that any Senior Notes remain outstanding after giving effect to the Refinancing, the supplemental indenture therefor shall have become effective in accordance with the terms of the tender offer for the Senior Notes.
     (i) Legal Opinions. The Administrative Agent shall have received, dated the Closing Date and addressed to the Administrative Agent and the Lenders, an opinion of (i) Gibson, Dunn & Crutcher LLP, counsel to the Credit Parties (as defined in the Original Credit

Agreement), in substantially the form of Exhibit E to the Original Credit Agreement, (ii) Mouaimis & Mouaimis, special Cyprus counsel to HubCo and SRA Technologies Cyprus Limited, in substantially the form of Exhibit E-l to the Original Credit Agreement, (iii) A&L Goodbody, special Ireland counsel to Stratus Technologies Ireland Ltd. and to Stratus Research & Development Limited, in substantially the form of Exhibit E-2 to the Original Credit Agreement, (iv) Beghin & Feider, in association with Allen & Overy, special Luxembourg counsel to Holdings, HubCo and Stratus Equity S.a r.l., in substantially the form of Exhibit E-3 to the Original Credit Agreement and (v) Hollis & Co., special Bermuda Counsel to the Bermuda Borrower, in substantially the form of Exhibit E-4 to the Original Credit Agreement, in each case, with such changes thereto as may be approved by the Administrative Agent and its counsel.
     (j) Closing Certificate. The Administrative Agent shall have received a Closing Certificate of the U.S. Borrower, the Bermuda Borrower, HubCo and each other Credit Party dated the Closing Date, in substantially the form of Exhibits F-1, F-2, F-3 and F-4 to the Original Credit Agreement, respectively, with appropriate insertions and attachments, in form and substance satisfactory to the Administrative Agent and its counsel, executed by the President or any Vice President and the Secretary or any Assistant Secretary (or other appropriate officers or representatives) of the U.S. Borrower, the Bermuda Borrower, HubCo and such other Credit Parties (as defined in the Original Credit Agreement), respectively.
     (k) Solvency Certificate. The Administrative Agent shall have received a certificate of the chief financial officer of the U.S. Borrower in form and substance reasonably satisfactory to it which shall document the solvency of Holdings and its Subsidiaries taken as a whole, after giving pro forma effect to the consummation of the Refinancing (including borrowings under the First Lien Facilities) and the other transactions and related financings contemplated hereby.
     (l) Insurance. The Administrative Agent shall have received (i) a schedule describing all insurance maintained by each Borrower and its respective Subsidiaries pursuant to subsection 7.5 and (ii) binders or certificates of insurance (or other customary evidence as to the obtaining and maintenance by such Borrower of such insurance) for each policy set forth on such schedule insuring against casualty and other usual and customary risks.
     (m) 2003 Credit Agreement. (i) On the Closing Date, the commitments under the 2003 Credit Agreement shall have been terminated, all loans thereunder shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated, or supported by letters of credit under the First Lien Facilities or cash-collateralized, and all other amounts owing pursuant to the 2003 Credit Agreement shall have been repaid in full, and the Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this subsection have been satisfied at such time.
     (ii) On the Closing Date, the creditors under the 2003 Credit Agreement shall have terminated and released all Liens on the Capital Stock of and assets owned by Holdings and its Subsidiaries (other than cash collateral pledged to support letters of credit issued under the 2003 Credit Agreement as contemplated in clause (i) of this subsection 6.1(m) and set forth on Schedule 8.2(q) to the Original Credit Agreement), and the Administrative Agent shall have received all such releases as may have been requested by it, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent.
     (n) Ratings. The Loans shall have received a rating from both Moody’s and S&P.

     (o) Maximum Leverage Ratio. As of the Closing Date and after giving pro forma effect to the Refinancing, the ratio of (i) all Consolidated Indebtedness of HubCo and its Subsidiaries (other than the Senior Notes) to (ii) Consolidated EBITDA for the twelve month period ended January 22, 2006, shall be no greater than 5.00:1.00.
     (p) Consents and Approvals. All necessary governmental and other third party authorizations, consents, approvals or waivers required in connection with the execution, delivery and performance by the Credit Parties (as defined in the Original Credit Agreement), and the validity and enforceability against the Credit Parties (as defined in the Original Credit Agreement), of the Credit Documents to which any of them is a party, or otherwise in connection with the transactions contemplated by the Credit Documents, shall have been obtained or made and remain in full force and effect, and HubCo and its Subsidiaries shall not be subject to any contractual or other restrictions that would be violated by the transactions contemplated hereby, including the granting of security interests and guarantees required by this Agreement (except where the failure to do so would not reasonably be expected to have a Material Adverse Effect).
          6.2 Conditions to All Loans. The obligation of each Lender to make any Loan is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:
     (a) Notice of Borrowing. The Administrative Agent shall have received a notice of such Borrowing (including with respect to borrowings on the Closing Date) as required by subsection 4.1(a) (or such notice shall have been deemed given in accordance with Section 4.1(a)).
     (b) Representations and Warranties. Each of the representations and warranties made in or pursuant to Section 5 or which are contained in any other Credit Document shall be true and correct in all material respects on and as of the date of such Loan as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).
     (c) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such Loan to be made on such Borrowing Date.
Each borrowing hereunder shall constitute a representation and warranty by each Borrower as of the date of such borrowing or issuance that the conditions in clauses (a), (b) and (c) of this subsection 6.2 have been satisfied.
          6.3 Conditions to Effectiveness of First Amended and Restated Credit Agreement. This Agreement shall be effective as of the date on which each of the following conditions shall have been satisfied (or waived in accordance with Section 11.1 of the Original Credit Agreement):
     (a) First Amended and Restated Credit Agreement. The Administrative Agent shall have received sufficient copies of signature pages to this Agreement from each Credit Party.
     (b) Fees. The Agents shall have received payment of all outstanding expenses (including all legal fees of Latham & Watkins LLP, Conyers Dill & Pearman and Elvinger, Hoss & Prussen) to be paid or delivered on or before the First Amendment Effective Date.
     (c) Lien Searches; Lien Perfection. (i) The Administrative Agent shall have received substantially all of the results of a search of Uniform Commercial Code, tax and judgment filings made with respect to Bermuda Holdings in Bermuda and Washington D.C., together with copies of financing statements disclosed by such searches and such searches shall disclose no Liens on any assets encumbered by any Security Document, except for Liens permitted hereunder or, if unpermitted Liens are disclosed, the Administrative Agent shall have received reasonably satisfactory evidence of the release of such Liens and (ii) Bermuda Holdings shall take all such further actions and execute all such further documents and instruments as may be reasonably requested by the Administrative Agent for Bermuda Holdings to create in favor of the Administrative Agent, for the benefit of Lenders, a valid and perfected second priority Lien on all of the Capital Stock of the Bermuda Borrower, all such documents and instruments and all such actions to be reasonably satisfactory in form and substance to the Administrative Agent.
     (d) Guaranty, Pledge Agreement; Pledged Stock. The Administrative Agent shall have received (i) the Bermuda Holdings Guaranty, executed and delivered by Bermuda Holdings, (ii) the Bermuda Holdings Pledge Agreement, executed and delivered by Bermuda Holdings, (iii) the certificates representing the shares of Capital Stock pledged pursuant to the Bermuda Holdings Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (iv) the certificates representing the shares of Capital Stock of each of the Bermuda Borrower’s direct Subsidiaries, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.
     (e) Legal Opinions. The Administrative Agent shall have received, dated the First Amendment Effective Date and addressed to the Administrative Agent and the Lenders, an opinion of (i) Gibson, Dunn & Crutcher LLP, counsel to the Credit Parties, in substantially the form of Exhibit E-5, and (ii) Cox Hallet Wilkinson., special Bermuda Counsel to Bermuda Holdings and the Bermuda Borrower, in substantially the form of Exhibit E-6, in each case, with such changes thereto as may be approved by the Administrative Agent and its counsel.
     (f) First Amendment Effective Date Certificate. The Administrative Agent shall have received an First Amendment Effective Date Certificate of Bermuda Holdings dated the First Amendment Effective Date, in substantially the form of Exhibit F-5, with appropriate insertions and attachments, in form and substance satisfactory to the Administrative Agent and its counsel, executed by the President or any Vice President and the Secretary or any Assistant Secretary (or other appropriate officers or representatives) of Bermuda Holdings.
     (g) Consents and Approvals. All necessary governmental and other third party authorizations, consents, approvals or waivers required in connection with the execution, delivery and performance by the Credit Parties, and the validity and enforceability against the Credit Parties, of the Credit Documents to which any of them is a party, or otherwise in connection with the transactions contemplated by the Credit Documents, shall have been obtained or made and remain in full force and effect, and the Bermuda Borrower and its Subsidiaries shall not be subject to any contractual or other restrictions that would be violated by the transactions contemplated hereby, including the granting of security interests and guarantees required by this Agreement (except where the failure to do so would not reasonably be expected to have a Material Adverse Effect).
     (h) Report. The Administrative Agent shall have received the report listing the assets and liabilities of Holdings produced in connection with the liquidation of Holdings and HubCo under Luxembourg law (if produced on or prior to the date hereof).

     (i) Holdings Certificate. The Administrative Agent shall have received a certificate of Holdings representing and warranting that (x) it has not engaged in any business, other than the ownership of the Capital Stock of HubCo and businesses incidental thereto to the extent permitted by the Original Credit Agreement and the predecessor agreement thereto, and (y) immediately prior to the consummation of the Corporate Restructuring, to the best of its knowledge after due inquiry, the only material liabilities it has are nonconsensual liabilities arising from the activities of HubCo and its Subsidiaries or from Holdings’ ownership of the Capital Stock of Hubco, in either case that could not reasonably be expected to have a Material Adverse Effect (or to the extent that any other liabilities are identified, they shall be satisfied and extinguished to the reasonable satisfaction of the Administrative Agent or shall otherwise be reasonably acceptable to the Administrative Agent).
     (j) Liquidation. The Administrative Agent shall have received such Corporate Restructuring documents as it shall have reasonably requested from the Borrowers.
     (k) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the First Amendment Effective Date both before and after giving effect to the Corporate Restructuring.
          SECTION 7. AFFIRMATIVE COVENANTS
          Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan or Note remains outstanding and unpaid, or any other amount is owing to any Lender or the Administrative Agent hereunder or under any of the other Credit Documents, it shall, and, in the case of the agreements contained in subsections 7.3 through 7.6, and 7.8 through 7.9, the Borrowers shall cause each of their Subsidiaries to:
          7.1 Financial Statements. Furnish to the Administrative Agent (which furnishing may be made to the Administrative Agent via a secured internet web page or via delivery of a hard copy to the Administrative Agent with sufficient copies for each Lender which the Administrative Agent shall promptly furnish to each Lender):
     (a) as soon as available, but in any event within 120 days after the end of the fiscal year ended February 26, 2006 and within 95 days after the end of each fiscal year of the Borrowers to end after the Closing Date, a copy of the audited consolidated balance sheet of Holdings or Bermuda Holdings, as the case may be, and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of stockholders’ equity and cash flows and the audited consolidated statements of income of Holdings or Bermuda Holdings, as the case may be, and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year and, in the case of the consolidated balance sheet referred to above, reported on, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, or qualification which would affect the computation of financial covenants, by independent certified public accountants of nationally recognized standing;
     (b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of Holdings or Bermuda Holdings, as the case may be, to end after the Closing Date, the unaudited consolidated balance sheet of Holdings or Bermuda Holdings, as the case may be, and its Subsidiaries as at the end of each such quarter and the related unaudited consolidated statements of income and cash flows of Holdings or Bermuda Holdings, as the case may be, and its Subsidiaries for such quarterly period and the portion of the fiscal year of the Borrowers through such date, setting forth in each case in comparative form the figures for the corresponding quarter in, and year to date portion of, the previous year, and the figures for such periods in the budget prepared by the U.S. Borrower and furnished to the Administrative Agent, certified by the chief financial officer, controller or treasurer of the U.S. Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments);
     (c) as soon as available, but in any event not later than 45 days after the beginning of each fiscal year of the Borrowers after the Closing Date, a preliminary consolidated operating budget for Holdings or Bermuda Holdings, as the case may be, and its Subsidiaries taken as a whole; and as soon as available, any material revision to or any final revision of any such preliminary annual operating budget or any such consolidated operating budget;
     (d) concurrently with the delivery of financial statements pursuant to subsection 7.1(a) or (b), a certificate of the chief financial officer or treasurer of the U.S. Borrower setting forth, in reasonable detail, the computations of Capital Expenditures as of the last day of the fiscal period covered by such financial statements, the Total Net Leverage Ratio as of such last day, and the Interest Coverage Ratio as of such last day; and
     (e) all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and (except in the case of the statements referred to in paragraphs (c) and (d) of this subsection 7.1) in accordance with GAAP.
          7.2 Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender, which the Administrative Agent shall promptly deliver to each Lender):
     (a) concurrently with the delivery of the consolidated financial statements referred to in subsection 7.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default under subsections 4.4(b), 8.1, 8.3 and 8.5 through 8.11, insofar as such subsections relate to accounting matters, except as specified in such letter;
     (b) within 15 days of the delivery of the financial statements referred to in subsections 7.1(a) and (b) (except that the certificate referred to in clause (iii) below shall be delivered concurrently with such financial statements), a certificate of the chief financial officer or treasurer of the U.S. Borrower (A) stating that, to the best of such officer’s knowledge upon due inquiry, during such period (i) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the relevant entity has complied with the requirements of subsection 7.9 with respect thereto), (ii) neither Bermuda Holdings nor any of its Subsidiaries has changed its name or its jurisdiction of organization without complying with the requirements of this Agreement and the Security Documents with respect thereto, (iii) each of Bermuda Holdings and its Subsidiaries has observed or performed all of its respective covenants and other agreements, and satisfied every material condition, contained in this Agreement, the Notes and the other Credit Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (B) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of clause (e) of subsection 8.1, clauses (b) and (e) of subsection 8.3 and subsections 8.6 through 8.11 and any other calculations reasonably requested by the Administrative Agent with respect to the quantitative aspects of the other covenants contained herein, (C) if not specified in the financial statements delivered pursuant to subsection 7.1, specifying the aggregate amount of interest paid or accrued by the Bermuda Borrower and its Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of the Bermuda Borrower and its Subsidiaries, during such accounting period, and (D) identifying any owned Real Property of the Bermuda Borrower or a Subsidiary of the Bermuda Borrower acquired during such accounting period that, together with any improvements thereon, has a value of (x) in the case of Real Property of the Bermuda Borrower or any Domestic Subsidiary of the Bermuda Borrower, at least $2,500,000 and (y) in the case of Real Property of any Foreign Subsidiary of the Bermuda Borrower, at least $5,000,000; and
     (c) promptly upon receipt thereof, copies of all final reports submitted to Bermuda Holdings or to any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of each of Bermuda Holdings or any of its Subsidiaries made by such accountants, and, upon the request of any Lender (through the Administrative Agent), any final comment letter submitted by such accountants to management in connection with their annual audit;
     (d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to the public generally by Bermuda Holdings or any of its Subsidiaries, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by Bermuda Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;
     (e) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a management summary describing and analyzing the performance of the Borrowers and their Subsidiaries during the periods covered by such financial statements;
     (f) within 50 days after the end of each fiscal quarter, a summary of all Asset Sales during such fiscal quarter including the amount of all Net Proceeds from such Asset Sales not previously applied to prepayments of the Loans pursuant to the proviso to subsection 4.4(b)(iv); and
     (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request (through the Administrative Agent).
          7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations and liabilities of whatever nature, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Bermuda Borrower or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect and (c) for trade and other accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Bermuda Borrower or any of its Subsidiaries, as the case may be.
          7.4 Conduct of Business and Maintenance of Existence; Tax Returns. Continue to engage in businesses of the same general type as now conducted by it, and preserve, renew, and keep in full force and effect its corporate existence except to the extent that the failure of any Tier 2 Foreign Entity or immaterial Tier 1 Foreign Entity or Domestic Entity to do so could not have a Material Adverse

Effect and take all reasonable action to maintain all material rights, material privileges, franchises, and intellectual property rights, including copyrights, patents, trademarks, service marks, and trade names necessary or desirable in the normal conduct of its business, except for rights, privileges, franchises, copyrights, patents, trademarks, service marks, and trade names the loss of which would not in the aggregate reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted by subsections 8.4 and 8.5; and comply with all applicable Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Bermuda Holdings will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Bermuda Borrower or any of its Subsidiaries).
          7.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); and
     (b) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks (but including, in any event, public liability and business interruption insurance) as are usually insured against in the same general area by, companies engaged in the same or a similar business, and furnish to the Administrative Agent (which furnishing may be made to the Administrative Agent via a secured internet web page or via electronic mail), (i) annually, a schedule disclosing (in a manner substantially similar to that used in the schedule provided pursuant to subsection 6.1(1)) all insurance against products liability risk maintained by the Borrowers and their Subsidiaries pursuant to this subsection 7.5(b) or otherwise and (ii) upon written request of any Lender, full information as to the insurance carried; provided that each Borrower may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.
          7.6 Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of any Lender upon reasonable notice (made through the Administrative Agent and no more frequently than quarterly unless a Default or Event of Default shall have occurred and be continuing) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of the Borrowers and their Subsidiaries with officers and employees thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the chief financial officer or the treasurer of the Borrowers.
          7.7 Notices. Promptly give notice to the Administrative Agent (to be distributed by the Administrative Agent to the Lenders):
     (a) of the occurrence of any Default or Event of Default;
     (b) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of the Bermuda Borrower or any of its Subsidiaries which default or event of default has not been waived and would have a Material Adverse Effect, or any other default or event of default under any such instrument, agreement, guarantee or other collateral document which would have constituted a Default or Event of Default under this Agreement, (ii) litigation, investigation or proceeding which may exist at any time between the

Bermuda Borrower or any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Bermuda Borrower or any of its Subsidiaries by any Governmental Authority, which in any such case could reasonably be expected to have a Material Adverse Effect, (iii) written notice from any Governmental Authority identifying any Borrower or any of their Subsidiaries as a potentially responsible party under any Environmental Law for the cleanup of Hazardous Materials at any location, whether or not owned, leased, or operated by such Borrower, which could reasonably be expected to have a Material Adverse Effect, or (iv) written notice that any property owned, leased, or operated by the Borrowers or any of their Subsidiaries is being listed on, or proposed for listing on, any list maintained by any Governmental Authority, including without limitation the National Priorities List (“NPL”) and the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) maintained by the U.S. Environmental Protection Agency and any similar list maintained by any other federal, state, local, or other authority;
     (c) of any litigation or proceeding against the Bermuda Borrower or any of its Subsidiaries (i) in which more than $3,500,000 of the amount claimed is not covered by insurance, or (ii) in which injunctive or similar relief is sought which if obtained would have a Material Adverse Effect;
     (d) of the following events, as soon as practicable after, and in any event within 30 days after, any of the Borrowers knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan which Reportable Event could reasonably result in material liability to the Bermuda Borrower and its Subsidiaries taken as a whole or (ii) the institution of proceedings or the taking of any other action by PBGC, such Borrower or any Commonly Controlled Entity or any Multiemployer Plan to terminate, withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization or Insolvency of such Plan, in each of the foregoing cases which could reasonably result in material liability to the Bermuda Borrower and its Subsidiaries taken as a whole, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of a Responsible Officer of such Borrower setting forth details as to such Reportable Event and the action that such Borrower or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be;
     (e) concurrently with the delivery of the information delivered pursuant to subsection 7.2(f) and each prepayment required pursuant to subsection 4.4(b)(iv), of any Asset Sale or substantially like-kind exchange of real property by the Bermuda Borrower or any of its’ Subsidiaries; and
     (f) of any development or event that has had a Material Adverse Effect.
Each notice pursuant to this subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the U.S. Borrower setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (d)) stating what action the Borrowers propose to take with respect thereto.
          7.8 Environmental Laws. (a) (i) Comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them insofar as any failure to so comply, obtain or maintain as set forth in (i) and (ii) above could reasonably be expected to result in a Material Adverse Effect. Noncompliance by any Borrower or any of its Subsidiaries with any applicable Environmental Law or Environmental Permit shall be deemed not to constitute a breach of this subsection 7.8(a); provided that, upon learning of any such noncompliance, the Bermuda Borrower and its Subsidiaries shall promptly undertake reasonable efforts to achieve compliance or to contest by appropriate proceedings any alleged noncompliance and; provided, further, that, in any case, such noncompliance, and any other noncompliance with Environmental Law and any contesting of allegations of noncompliance with Environmental Laws, individually or in the aggregate, after giving effect to any compliance efforts undertaken, would not reasonably be expected to give rise to a Material Adverse Effect.
          (b) Comply in a timely manner with all orders and lawful directives regarding Environmental Laws issued to the Bermuda Borrower or any of its Subsidiaries by any Governmental Authority, other than such orders and lawful directives as to which an appeal or other challenge has been timely and properly taken in good faith and the pendency of any and all such appeals and other challenges could not reasonably be expected to give rise to a Material Adverse Effect.
          (c) Maintain, update as appropriate, and implement in all material respects an environmental program reasonably designed to (i) ensure that the Bermuda Borrower and its Subsidiaries, their respective operations (including, without limitation, disposal), and any properties owned, leased or operated by any of them, attain and remain in substantial compliance with all applicable Environmental Laws; (ii) reasonably and prudently manage any liabilities or potential liabilities that the Borrowers, any of the other Credit Parties, any of their respective operations (including, without limitation, disposal), and any properties owned or leased by any of them, may have under all applicable Environmental Laws; and (iii) ensure that the Bermuda Borrower and its Subsidiaries undertake reasonable efforts to identify, and reasonably evaluate, issues of compliance with and liability under Environmental Laws prior to acquiring, directly or indirectly, any ownership or leasehold interest in real property, or other interest in any real property that could give rise to the Bermuda Borrower or any of its Subsidiaries being subjected to liability under any Environmental Law as a result of such acquisition.
          7.9 Additional Collateral. (a) Subject to subsection 7.9(d) and the terms of the Intercreditor Agreement, with respect to any assets acquired, created, or developed after the Closing Date by any Credit Party (including, without limitation, the filing of any applications for the registration or issuance of any item of material intellectual property) that are intended to be subject to the Lien created by any of the Security Documents but which are not so subject (but, in any event, excluding (i) any assets described in paragraph (b) or (c) of this subsection, (ii) assets acquired or owned pursuant to subsection 8.6(h)(i) and (iii) immaterial assets), promptly (and in any event within 30 days after the acquisition thereof or after reasonable request in accordance with clause (i) below): (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on such assets, and (ii) take all actions necessary or advisable to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent and the filing, not more often than quarterly, of any security agreements or other documents with the United States Patent and Trademark Office or the United States Copyright Office or the office of any similar foreign registry as may be reasonably requested by the Administrative Agent.
     (b) Subject to the terms of the Intercreditor Agreement, with respect to any Person that is or becomes a Subsidiary (other than any Foreign Subsidiary of the U.S. Borrower or of any other U.S. Person) that has material assets, promptly (and in any event within 30 days after such Person becomes a Subsidiary): (i) execute and deliver to the Administrative Agent, for the benefit of the Lenders, a new pledge agreement or such amendments to the Collateral Agreement as the Administrative Agent reasonably shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Bermuda Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Bermuda Borrower or such Subsidiary, as the case may be, and (iii) cause such new Subsidiary (A) to become a party to the Guaranty, (B) to become a party to the Collateral Agreement or such comparable documentation which is in form and substance reasonably satisfactory to the Administrative Agent, and (C) to take all actions necessary or advisable to cause the Lien created by the Collateral Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.
     (c) Subject to the terms of the Intercreditor Agreement, with respect to any Person that is or becomes a Foreign Subsidiary of the U.S. Borrower or any other U.S. Person and that has material assets, promptly (and in any event within 90 days after such Person becomes a Subsidiary): (i) execute and deliver to the Administrative Agent a new pledge agreement or such amendments to the Collateral Agreement as the Administrative Agent reasonably shall deem necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the U.S. Borrower or any other U.S. Person (provided that, to the extent that any such pledge of the Capital Stock of Foreign Subsidiary of the U.S. Borrower is made to support the obligations of the U.S. Borrower it shall be limited to no more than 65% of the Capital Stock of such Foreign Subsidiary in respect of the U.S. Borrower’s Obligations), and (ii) if such Capital Stock is issued in certificated form, deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the relevant Borrower or such Subsidiary, as the case may be, and take or cause to be taken all such other actions under the law of the jurisdiction of organization of such Foreign Subsidiary as may be necessary or advisable to perfect such Lien on such Capital Stock, and if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
     (d) Subject to the terms of the Intercreditor Agreement, upon the request of the Administrative Agent, the Borrowers will, and will cause their Subsidiaries to, promptly grant to the Administrative Agent, within 120 days of such request, security interests and mortgages (a “Mortgage”) in such owned Real Property of the Bermuda Borrower and its Subsidiaries as is acquired after the Closing Date by the Bermuda Borrower or any of its Subsidiaries and that, together with any improvements thereon, individually has a value of (x) in the case of a Domestic Subsidiary, at least $2,500,000 and (y) in the case of a Foreign Subsidiary, at least $5,000,000 (and the Administrative Agent has reasonably determined that the cost of perfecting a security interest in such foreign asset is reasonable in relation to the benefits to the Lenders of the security afforded thereby), as additional security for the obligations of the Credit Parties under any Credit Document (unless the subject property is already mortgaged to a third party to the extent permitted by subsection 8.2) provided that any such Mortgage in property of a Foreign Subsidiary of the U.S. Borrower shall not secure the obligations of the U.S. Borrower. Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to

Permitted Liens and such other Liens reasonably acceptable to the Administrative Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. If requested by the Administrative Agent or the Required Lenders, the Borrowers shall provide a lender’s title policy with respect to each such Mortgage paid for by the Borrowers, issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, insuring each Mortgage as a second lien on the relevant Real Property and subject only to Permitted Liens and other Liens expressly agreed to by the Administrative Agent.
          7.10 Qualifying Disposition. In connection with, and as a condition to, any Qualifying Disposition that is a sale of all or substantially all of the assets of either or both of the Borrowers, such entity or entities acquiring such assets shall execute and deliver to the Administrative Agent an assumption agreement and shall take all such further actions and execute all such further documents and instruments as may be reasonably requested by the Administrative Agent for such entity or entities to assume the obligations of the Borrowers (or of the applicable Borrower, if the transaction is effected as an asset sale by such Borrower but constitutes a stock sale of the other Borrower) and be subject to all of the terms and conditions relating to the Borrowers under this Agreement and the other Credit Documents and to create or continue in favor of the Administrative Agent, for the benefit of the Lenders, a valid and perfected second priority Lien on all of the Collateral described in the applicable forms of the Security Documents, all such documents and instruments and all such actions to be reasonably satisfactory in form and substance to the Administrative Agent (including, without limitation, as would be consistent with the applicable requirements of clauses (f), (g) and (i) of subsection 6.1). In addition, in connection with and as a condition to any Qualifying Disposition in which the Capital Stock of either of the Borrowers is directly or indirectly acquired by a new parent entity, such parent entity shall (i) execute and deliver to the Administrative Agent a guaranty of the Borrowers’ Obligations, secure such guaranty with a pledge of all of the outstanding Capital Stock of each of the Borrowers and each other Subsidiary (and of Bermuda Holdings, if applicable) held by such new parent entity, and take all such further actions and execute all such further documents and instruments as may be reasonably requested by the Administrative Agent for such entity to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected second priority Lien on all of the Capital Stock of each of the Borrowers and each other Subsidiary (and Bermuda Holdings, if applicable) held by such person, all such documents and instruments and all such actions to be reasonably satisfactory in form and substance to the Administrative Agent (including, without limitation, as would be consistent with the applicable requirements of clauses (f), (g) and (i) of subsection 6.1); and (ii) become subject to the terms and conditions of this Agreement and the other Credit Documents to the same extent as Bermuda Holdings is or may have been subject thereto.
          SECTION 8. NEGATIVE COVENANTS
          Each Borrower hereby agrees that it shall not, and it shall not permit any of its Subsidiaries to, directly or indirectly so long as the Commitments remain in effect or any Loan or Note or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Credit Document (it being understood that each of the permitted exceptions to each of the covenants in this Section 8 is in addition to, and not overlapping with, any other of such permitted exceptions except to the extent expressly provided):
          8.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

     (a) the Indebtedness outstanding on the Closing Date and reflected on Schedule 8.1(a) to the Original Credit Agreement, including the refinancing of any such Indebtedness on terms and conditions taken as a whole no less favorable to Holdings and its Subsidiaries or the Lenders; provided that all Senior Notes that remain outstanding on the first optional redemption date with respect thereto shall be redeemed in full on or promptly after such date;
     (b) Indebtedness consisting of the Loans and in connection with this Agreement;
     (c) Indebtedness incurred under the First Lien Facilities in an aggregate principal amount not to exceed $270,000,000 (minus any amounts incurred by the Lenders under subsection 4.16) and Indebtedness incurred to refinance, renew or replace such Indebtedness (plus amounts for prepayment penalties and premiums and reasonable fees and expenses in connection with such refinancing) in whole or in part; provided that any refinancing thereof shall be in accordance with the terms of the Intercreditor Agreement;
     (d) unsecured Indebtedness of any Subsidiary of Bermuda Holdings owed to Bermuda Holdings or any Subsidiary of Bermuda Holdings; provided, that the aggregate amount of such Indebtedness at any time outstanding (excluding Indebtedness otherwise permitted under this Section 8.1) that is not evidenced by Intercompany Notes subject to a second priority Lien in favor of the Administrative Agent pursuant to the Collateral Agreement shall not exceed $20,000,000 plus the sum of any amounts dividended or distributed by any Tier 2 Foreign Entity to any Credit Party (not retransferred to a Tier 2 Foreign Entity) less the sum of (A) the aggregate amount of any obligations of Tier 2 Foreign Entities guaranteed by Bermuda Holdings or any Credit Party pursuant to Section 8.3(c) and (B) the aggregate amount of any investments made in Tier 2 Foreign Entities by Bermuda Holdings or any Credit Party pursuant to Section 8.6(b), and provided further that Indebtedness of any Subsidiary of Bermuda Holdings to Bermuda Holdings or any Subsidiary of Bermuda Holdings financed with contributions of equity after the Closing Date to the payee of such indebtedness directly or indirectly from or any of the Permitted Holders, shall be permitted hereunder, to the extent such equity proceeds are not used to finance acquisitions pursuant to Section 8.6. For purposes of this Section 8.1(d), the payment, or intercompany loans or advances for such purpose, by the Bermuda Borrower or any Subsidiary of the Bermuda Borrower of expenses and operating costs of the Bermuda Borrower or any Subsidiary of the Bermuda Borrower incurred in the ordinary course of business, provided that any such payment by the Bermuda Borrower or any Subsidiary of the Bermuda Borrower of expenses and operating costs of Tier 2 Foreign Entities pursuant to this clause shall be promptly repaid by such Foreign Subsidiaries as soon as such Foreign Subsidiaries have funds available to make such repayment and any such repayment shall not increase the amount of loans which may be made to such Foreign Subsidiaries pursuant to the first proviso to this paragraph, shall not be considered to be a loan, advance, dividend or other investment, and shall be permitted under this Agreement and such payments shall not reduce any permitted amounts to be so made as specified herein;
     (e) other unsecured Indebtedness of the Bermuda Borrower and its Subsidiaries in an aggregate principal amount at any one time outstanding not in excess of $18,000,000;
     (f) Indebtedness in respect of letters of credit in an aggregate principal amount equal to $6,000,000 at any one time outstanding;
     (g) (i) Indebtedness of the Bermuda Borrower or any of its Subsidiaries assumed in connection with acquisitions permitted by subsection 8.6(g) (so long as such Indebtedness was not incurred in anticipation of such acquisitions), (ii) Indebtedness of newly acquired Subsidiaries of the Bermuda Borrower acquired in such acquisitions (so long as such Indebtedness was not incurred in anticipation of such acquisitions) and (iii) Indebtedness of the Bermuda Borrower or any of its Subsidiaries owed to the seller or any third party in any acquisition permitted by subsection 8.6(g) constituting part of the purchase price thereof or incurred to finance any such acquisition; provided that, after giving pro forma effect to such Indebtedness and related acquisition, either (A) the Total Net Leverage Ratio for the most recently ended fiscal quarters for which the appropriate financial information is available immediately preceding the date on which such Indebtedness is incurred would have been less than 3.0 to 1.0 or (B) the Total Net Leverage Ratio for the most recently ended four fiscal quarters for which the appropriate financial information is available immediately preceding the date on which such Indebtedness is incurred would have been less than 3.5 to 1.0 and the amount of such Indebtedness, together with all other Indebtedness outstanding pursuant to subsection 8.1(g) would not exceed $30,000,000 in the aggregate on the date such Indebtedness is incurred or (C) the Total Net Leverage Ratio for the most recently ended four fiscal quarters for which the appropriate financial information is available immediately preceding the date on which such Indebtedness is incurred would have been greater than or equal to 3.5 to 1.0 and the amount of such Indebtedness, together with all other Indebtedness outstanding pursuant to Section 8.1(g) would not exceed $20,000,000 in the aggregate on the date such Indebtedness is incurred;
     (h) Indebtedness in connection with worker’s compensation obligations and general liability exposure of the Bermuda Borrower and its Subsidiaries;
     (i) other Indebtedness of Foreign Subsidiaries of the Bermuda Borrower in an aggregate principal amount at any time outstanding not in excess of the equivalent at the date of each incurrence thereof of $18,000,000; and
     (j) Indebtedness of the Bermuda Borrower and its Subsidiaries for industrial revenue bonds or other similar governmental and municipal bonds, for the deferred purchase price of newly acquired property and to finance equipment of the Bermuda Borrower and its Subsidiaries (pursuant to purchase money mortgages or otherwise and whether owed to the seller or a third party) used in the ordinary course of business (provided such financing is entered into within 180 days of the acquisition of such property) of the Bermuda Borrower and its Subsidiaries in an amount (based on the remaining balance of the obligations therefor on the books of the Bermuda Borrower and its Subsidiaries) which shall not exceed $6,000,000 in the aggregate at any one time outstanding and Indebtedness of the Bermuda Borrower and its Subsidiaries in respect of Financing Leases to the extent subsection 8.7 would not be contravened.
          8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:
     (a) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Bermuda Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP;
     (b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due or which are bonded or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Bermuda Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP;

     (c) pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation;
     (d) deposits to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) easements (including, without limitation, reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially detract from the aggregate value of the properties of the Bermuda Borrower and its Subsidiaries, taken as a whole, or in the aggregate materially interfere with or adversely affect in any material respect the ordinary conduct of the business of the Bermuda Borrower and its Subsidiaries on the properties subject thereto, taken as a whole;
     (f) Liens in favor of the Administrative Agent, the Lenders and the Lender Counterparties pursuant to the Credit Documents, including Liens pursuant to the Credit Documents in respect of Swap Agreements and cash management or similar arrangements, and bankers’ liens arising by operation of law;
     (g) Liens on property of the Bermuda Borrower or any of its Subsidiaries created solely for the purpose of securing (i) Indebtedness not exceeding $20,000,000 in aggregate amount at any time outstanding permitted by subsection 8.1(g) (so long as in the case of clauses (i) and (ii) of subsection 8.1(g) such Lien was not incurred in anticipation of the related acquisition), (ii) Indebtedness not exceeding $15,000,000 in aggregate amount at any time outstanding permitted by subsection 8.1(i) (so long as such Lien applies only to the property of the relevant Foreign Subsidiaries) or (iii) Indebtedness permitted by subsection 8.1(j) representing or incurred to finance, refinance or refund the purchase price of property; provided that no such Lien incurred in connection with Indebtedness pursuant to subsection 8.1(a), 8.1(g) or 8.1(i) shall extend to or cover other property of the Borrowers or such Subsidiary other than the respective property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property;
     (h) [Intentionally omitted];
     (i) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matter of record that have been placed by any developer, landlord or other third party on property over which the Bermuda Borrower or any of its Subsidiaries has easement rights or on any real property leased by the Bermuda Borrower or any of its Subsidiaries and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;
     (j) Liens in connection with worker’s compensation obligations and general liability exposure of the Bermuda Borrower and its Subsidiaries;
     (k) Liens on goods (and proceeds thereof) financed with drawings under commercial letters of credit securing reimbursement obligations in respect of such commercial letters of credit issued in accordance with the terms of this Agreement;

     (l) [Intentionally omitted];
     (m) Liens incurred in the ordinary course of business of the Bermuda Borrower or any of its Subsidiaries with respect to obligations (other than Indebtedness) not exceeding $6,000,000 at any one time outstanding and that do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Bermuda Borrower or such Subsidiary;
     (n) any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by the Bermuda Borrower or any of its Subsidiaries in a transaction entered into in the ordinary course of business of the Bermuda Borrower or such Subsidiary;
     (o) judgment Liens arising as a result of any litigation or legal proceeding; provided that such Lien is released on or prior to the earlier of (i) 90 days following the date on which such Lien arises and (ii) the date such judgment shall have been vacated, discharged, stayed or bonded pending appeal;
     (p) Liens on the Collateral securing Indebtedness permitted by subsection 8.1(c); and
     (q) Liens existing on the Closing Date and described in Schedule 8.2(q) to the Original Credit Agreement (including the extension of any Liens listed on such Schedule relating to any Indebtedness permitted under Section 8.1(a) in connection with any refinancing of such Indebtedness permitted by such Section), provided that no such Lien shall extend to or cover other property of the Bermuda Borrower or any of its Subsidiaries other than the respective property so encumbered and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original principal amount of the Indebtedness so secured.
          8.3 Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation except:
     (a) Contingent Obligations pursuant to the Guaranty or to the Collateral Agreement;
     (b) other guarantees by the Bermuda Borrower or any of its Subsidiaries incurred in the ordinary course of business for an aggregate amount not to exceed $3,000,000 at any one time;
     (c) guarantees of the Bermuda Borrower or any Subsidiary of the Bermuda Borrower of the obligations of the Bermuda Borrower or any of its Subsidiaries; provided, that the aggregate amount of any obligations of Tier 2 Foreign Entities guaranteed by Credit Parties (except for guarantees otherwise permitted under this Section 8.3) shall not exceed $20,000,000 plus the sum of any amounts dividended or distributed by any Tier 2 Foreign Entity to any Credit Party (and not retransferred to a Tier 2 Foreign Entity) less the sum of (A) the aggregate amount of any Indebtedness of Tier 2 Foreign Entities owed to Credit Parties pursuant to Section 8.1(d) and (B) the aggregate amount of any investments made in Tier 2 Foreign Entities by Credit Parties pursuant to Section 8.6(b). For purposes of this Section 8.3(c), the payment, or intercompany loans or advances for such purpose, by the Bermuda Borrower or any Subsidiary of the Bermuda Borrower of expenses and operating costs of the Bermuda Borrower or any Subsidiary of the Bermuda Borrower incurred in the ordinary course of business, provided that any such payment by the Bermuda Borrower or any Subsidiary of the Bermuda Borrower of expenses and operating costs of Tier 2 Foreign Entities pursuant to this clause shall be promptly repaid by such Foreign Subsidiaries as soon as such Foreign Subsidiaries have funds available to make such repayment and any such repayment shall not increase the amount of guarantees which may be made to such Foreign Subsidiaries pursuant to the first proviso to this paragraph, shall not be considered to be a loan, advance, dividend or other investment, and shall be permitted under this Agreement and such payments shall not reduce any permitted amounts to be so made as specified herein;
     (d) Contingent Obligations existing on the Closing Date and described in Schedule 8.3(d) to the Original Credit Agreement;
     (e) guarantees of obligations to third parties in connection with relocation of employees of the Bermuda Borrower and its Subsidiaries, in an amount which, together with all loans and advances made pursuant to subsection 8.6(f), shall not exceed $6,000,000 at any time outstanding;
     (f) Contingent Obligations in connection with workmen’s compensation obligations and general liability exposure of the Bermuda Borrower and its Subsidiaries; and
     (g) Contingent Obligations of the Guarantors in respect of Indebtedness permitted by subsection 8.1(c).
          8.4 Prohibition of Fundamental Changes. Enter into any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it, except (a) for the transactions otherwise permitted pursuant to clause (b) of subsection 8.5, (b) any Domestic Subsidiary of the Bermuda Borrower may be merged with and into the U.S. Borrower or another wholly owned Domestic Subsidiary of the Bermuda Borrower, (c) any Tier 1 Foreign Entity may be merged with and into a Borrower or a wholly owned Subsidiary Guarantor, (d) Subsidiaries with a net book value not greater than $100,000 may be dissolved, (e) any Subsidiary may otherwise be dissolved, provided that upon dissolution, the assets of such Subsidiary are transferred to a Credit Party (or, in the case of a dissolution of a Tier 2 Foreign Entity, such assets are transferred to the Bermuda Borrower or one of its wholly owned Subsidiaries) on the terms and subject to the conditions set forth in subsection 8.5(b), (f) in connection with a Qualifying Disposition, (g) in connection with a Corporate Restructuring, (h) any entity acquired in an acquisition permitted pursuant to Section 8.6(g) may be merged with or into the Bermuda Borrower or any of its Subsidiaries so long as the resulting entity is a Subsidiary Guarantor and (i) any Tier 2 Foreign Entity may be merged with and into the Bermuda Borrower or a wholly-owned Subsidiary of the Bermuda Borrower.
          8.5 Prohibition on Sale of Assets. Convey, sell, lease (other than a sublease of real property), assign, transfer, abandon, cancel, or otherwise dispose of (including through a transaction of merger or consolidation of any Subsidiary) any of its property, business or assets (including, without limitation, other payments and receivables but excluding leasehold interests), whether now owned or hereafter acquired, except:
     (a) for sales or other dispositions of inventory in the ordinary course of business;
     (b) that (i) any Subsidiary of the Bermuda Borrower (other than the U.S. Borrower) may sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and any Subsidiary of the Bermuda Borrower (other than the U.S. Borrower) may merge with and into, the Bermuda Borrower or any of its Subsidiaries; and (ii) any Borrower may sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and may merge with and into, the other Borrower; provided that no such transaction may be effected if it would result in the transfer of (x) any assets or Capital Stock of the Borrowers or any other Credit Party to, or the merger with and into, another Subsidiary that is not a Subsidiary Guarantor or (y) any assets or Capital Stock of a Domestic Entity to a Foreign Entity;
     (c) leases or subleases of Fee Properties and other real property owned in fee or leased;
     (d) any condemnation or eminent domain proceedings affecting any real property; provided that the parties hereto agree that the net proceeds received in connection with such proceeding shall be deemed not to constitute “Net Proceeds” if such net proceeds are reinvested in new or existing properties within 12 months;
     (e) substantially like-kind exchanges of real property or equipment; provided that cash received by the Bermuda Borrower or any of its Subsidiaries in connection with such an exchange (net of all costs and expenses incurred in connection with such transaction or with the commencement of operation of real property received in such exchange) shall be deemed to be Net Proceeds and shall be applied as provided for in subsection 4.4(b)(iv);
     (f) for the sale or other disposition of any property that, in the reasonable judgment of the Borrowers has become uneconomic, obsolete or worn out, and which is sold or disposed of in the ordinary course of business;
     (g) (i) for the sale, sale leaseback or other disposition of a research and development facility in Ireland and of the Capital Stock of Stratus Research and Development Limited and (ii) for the sale or other disposition of any property the aggregate amount of the net proceeds received in respect of which shall not exceed $15,000,000 during the term of this Agreement after the Closing Date;
     (h) any sale or disposition of any interest in property; provided that (i) the net proceeds of any such sale shall constitute Net Proceeds only to the extent such net proceeds are not reinvested in new or existing properties useful in the business of the Borrowers within 12 months from the date of such sale, (ii) if the property so sold constituted Collateral under the Security Documents then any property purchased with the net proceeds thereof shall be mortgaged or pledged, as the case may be, for the benefit of the Lenders if required by subsection 7.9 and in accordance therewith and (iii) the aggregate outstanding amount of net proceeds held by the Borrowers and their Subsidiaries at any time for reinvestment in respect of any property sold pursuant to this paragraph shall not exceed $14,400,000;
     (i) for the disposition of Cash Equivalents, Investment Grade Securities or cash in the ordinary course of business;
     (j) any Foreign Subsidiary of the U.S. Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and may merge with and into, any Credit Party;
     (k) any transfers required to effect the consummation of a Qualifying Disposition or a Corporate Restructuring;

     (l) the sale to NEC Corporation or one of its Affiliates of any fixed assets having an aggregate fair market value of up to $3,000,000; and
     (m) any sale or other disposition of any minority interests in a joint venture or other Person.
          8.6 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in (including, without limitation, any acquisition of all or any substantial portion of the assets, and any acquisition of a business or a product line, of other companies, other than the acquisition of inventory in the ordinary course of business), any Person (except to the extent permitted by subsection 8.7 or 8.11), except:
     (a) loans or advances, to the extent, in each case, the Indebtedness created thereby is permitted by subsection 8.1(b);
     (b) the Bermuda Borrower or any Subsidiary of the Bermuda Borrower may make investments in, or create, any other Subsidiary of the Bermuda Borrower (by way of capital contribution or otherwise) provided that (i) the requirements of Section 7.9 are satisfied and (ii) the aggregate amount of investments made by Credit Parties in Tier 2 Foreign Entities (except for investments otherwise permitted under this Section 8.6) shall not exceed $20,000,000 plus the sum of any amounts dividended or distributed by any Tier 2 Foreign Entity to any Credit Party (not retransferred to a Tier 2 Foreign Entity) less the sum of (A) the aggregate outstanding amount of any Indebtedness of Tier 2 Foreign Entities owed to Credit Parties pursuant to Section 8.1(d) and (B) the aggregate amount of any obligations of Tier 2 Foreign Entities guaranteed by Credit Parties pursuant to Section 8.3(c) and, provided further that the Bermuda Borrower and its Subsidiaries may make investments in the Bermuda Borrower and its Subsidiaries financed with contributions of equity after the Closing Date directly or indirectly from Bermuda Holdings or the other Permitted Holders and such investments shall be permitted hereunder, to the extent such equity proceeds are not used to finance acquisitions pursuant to this subsection 8.6;
     (c) the Bermuda Borrower and its Subsidiaries may (i) invest in, acquire and hold Cash Equivalents and Investment Grade Securities and (ii) make loans in an aggregate amount at any time outstanding not to exceed $2,400,000 in connection with a sale of assets permitted by subsection 8.5;
     (d) the Bermuda Borrower and its Subsidiaries may make payroll advances in the ordinary course of business (including advances against commissions) not to exceed $600,000;
     (e) the Bermuda Borrower and its Subsidiaries may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause (e) shall prevent the Bermuda Borrower or any of its Subsidiaries from offering such concessionary trade terms, or from receiving such investments, in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);
     (f) the Bermuda Borrower and its Subsidiaries may make travel and entertainment advances and relocation and other loans to officers and employees of the Borrower or any such Subsidiary; provided that the aggregate principal amount of all such loans and advances outstanding at any one time, together with the guarantees of such loans and advances made pursuant to subsection 8.3(e), shall not exceed $6,000,000 at any one time outstanding;
     (g) the Borrowers and their respective Subsidiaries may make expenditures to acquire all or a portion of the Capital Stock or assets of any Person engaged primarily in one or more businesses in which the Borrowers and their Subsidiaries are engaged or directly related thereto; provided that, after giving pro forma effect to any such acquisition and the financing thereof, (i) either (A) the amount of the expenditures in connection with such acquisition does not exceed $35,000,000 individually or $100,000,000 during the term of this Agreement, in any case without the prior written consent of the Required Lenders (provided that additional expenditures in connection with permitted acquisitions funded with the proceeds of any concurrent issuance of Capital Stock by Bermuda Holdings or the Borrowers shall be permitted in an amount up to $100,000,000 in the aggregate (to the extent not used to increase the Base Amount of Capital Expenditures permitted under subsection 8.7 for any period and not required to be used to prepay the Loans pursuant to subsection 4.4(b)(i))) and/or (B) the Borrowers elect (by prior written notice to the Administrative Agent) to treat all or a portion of such expenditures as “Capital Expenditures” for the purposes of this Agreement, including, but not limited to Section 8.7, and such expenditures are permitted under Section 8.7; (ii) the provisions of subsection 7.4 or 7.9 are satisfied; (iii) the Borrowers are in compliance with subsections 8.9 and 8.10 as of the end of the immediately preceding fiscal quarter for which the appropriate financial information is available, provided that the last four fiscal quarters of Consolidated EBITDA (as may be adjusted for identified post acquisition cost savings reasonably agreed to by the Borrowers and the Administrative Agent) of each acquired company, business or group of assets during the testing period shall be added for purposes of determining compliance with such subsections (and, upon request of the Administrative Agent, the Borrowers shall deliver documentation reasonably necessary to demonstrate such compliance); and (iv) no Default or Event of Default has occurred and is continuing or would result therefrom;
     (h) (i) the Bermuda Borrower and its Subsidiaries may make investments in, or loans or investments to, joint ventures or other Persons engaged primarily in one or more businesses in which the Borrowers and their Subsidiaries are engaged or generally related thereto or (ii) make expenditures in connection with the development and integration of technology of the Bermuda Borrower and its Subsidiaries in connection with an agreement or other arrangement with a third party (any such expenditures shall be deemed not to be operating expenses for all purposes under this Agreement), in an aggregate amount in respect of clauses (i) and (ii) not to exceed $25,000,000 without the prior written consent of the Required Lenders, (plus the sum of (x) any amounts dividended or distributed to the Borrowers or any Subsidiary Guarantor (whichever party is making such investment, loan or expenditure) by such joint venture or other Person, (y) the net cash proceeds of any issuance of Capital Stock by the Bermuda Borrower, or any capital contribution to HubCo or the Bermuda Borrower, which was not required to be used to prepay the Loans pursuant to subsection 4.4(b)(i), and which has not been used to increase the Base Amount of Capital Expenditures permitted under Section 8.7 for any period and (z) any amounts from sales or dispositions permitted by subsection 8.5(m)); provided that at the time of and after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom;
     (i) from the Closing Date until the First Amendment Effective Date, the Credit Parties (as defined in the Original Credit Agreement) may purchase and hold Capital Stock of Holdings pursuant to the Refinancing;

     (j) the Bermuda Borrower and its Subsidiaries may make investments in the form of stock, obligations or securities received by such Person in satisfaction of judgments, foreclosure of liens or settlement of debts in favor of the Bermuda Borrower or such Subsidiary (whether pursuant to a plan of reorganization or similar arrangement);
     (k) any securities or assets received or other investments made as a result of the receipt of non-cash consideration from any disposition of assets permitted by subsection 8.5;
     (l) the purchase of all the Capital Stock or all or substantially all the assets of a company in the telecommunications sector previously disclosed to the Administrative Agent for an aggregate price not in excess of $20,000,000;
     (m) HubCo and its Subsidiaries may make investments required to consummate the Corporate Restructuring; and
     (n) the U.S. Borrower may purchase outstanding Senior Notes in connection with the Refinancing and from time to time thereafter with respect to such Senior Notes that have not been tendered on the Closing Date.
          For purposes of this subsection 8.6, the payment, or intercompany loans or advances for such purpose, by the Bermuda Borrower or any Subsidiary of expenses and operating costs of the Bermuda Borrower or any Subsidiary (x) incurred in the ordinary course of business (provided that, any such payment by the Bermuda Borrower or any Subsidiary of expenses and operating costs of Foreign Subsidiaries of the U.S. Borrower pursuant to this clause shall be promptly repaid by such Foreign Subsidiaries as soon as such Foreign Subsidiaries have funds available to make such repayment) or (y) incurred in association with the initial establishment, start up and capitalization of Subsidiaries of the Bermuda Borrower shall not be considered to be a loan, advance, dividend or other investment, and shall be permitted under this Agreement and such payments shall not reduce any permitted amounts to be so made as specified herein.
          8.7 [Intentionally omitted].
          8.8 Swap Agreements. Enter into, create, incur, assume or suffer to exist any Swap Agreements or obligations in respect thereof except in the ordinary course of business for non-speculative purposes.
          8.9 Debt to EBITDA. At the last day of any fiscal quarter set forth below, permit the ratio (the “Total Net Leverage Ratio”) of Consolidated Indebtedness as of such day to Consolidated EBITDA for the period of twelve months ending on such day to be greater than the ratio set forth below for such fiscal quarter under the column heading Initial Ratio; provided that, with respect to any permitted acquisition, the last four fiscal quarters of Consolidated EBITDA (as may be adjusted for post-acquisition cost-savings reasonably agreed to by the Borrower and the Administrative Agent) of the acquired company shall be added for the purposes of calculating this ratio:

Fiscal Quarter ending	Ratio

May 28, 2006	5.75:1.00
August 27, 2006	5.75:1.00
November 26, 2006	5.75:1.00
February 25, 2007	5.75:1.00
May 27, 2007	5.60:1.00

Fiscal Quarter ending	Ratio

August 26, 2007	5.50:1.00
November 25, 2007	5.50:1.00
February 24, 2008	5.25:1.00
May 25, 2008	5.00:1.00
August 31, 2008	5.00:1.00
November 30, 2008	4.75:1.00
February 22, 2009	4.50:1.00
May 31, 2009	4.00:1.00
August 30, 2009	4.00:1.00
November 29, 2009	4.00:1.00
February 28, 2010	4.00:1.00
May 30, 2010	3.50:1.00
August 29, 2010	3.50:1.00
November 28, 2010	3.50:1.00
February 27, 2011	3.50:1.00
May 29, 2011	3.50:1.00
August 29, 2011	3.50:1.00
November 28, 2011	3.50:1.00
February 27, 2012	3.50:1.00
May 29, 2012	3.50:1.00
          8.10 Interest Coverage. At the last day of any fiscal quarter set forth below, permit the Interest Coverage Ratio to be less than the ratio set forth below for such fiscal quarter under the column heading Initial Ratio:

Fiscal Quarter ending	Ratio

May 28, 2006	1.50:1.00
August 27, 2006	1.50:1.00
November 26, 2006	1.50:1.00
February 25, 2007	1.50:1.00
May 27, 2007	1.55:1.00
August 26, 2007	1.55:1.00
November 25, 2007	1.60:1.00
February 24, 2008	1.60:1.00
May 25, 2008	1.75:1.00
August 31, 2008	1.75:1.00
November 30, 2008	1.75:1.00
February 22, 2009	1.75:1.00
May 31, 2009	2.00:1.00
August 30, 2009	2.00:1.00
November 29, 2009	2.00:1.00
February 28, 2010	2.00:1.00
May 30, 2010	2.00:1.00
August 29, 2010	2.00:1.00
November 28, 2010	2.00:1.00
February 27, 2011	2.00:1.00
May 29, 2011	2.00:1.00
August 29, 2011	2.00:1.00
November 28, 2011	2.00:1.00
February 27, 2012	2.00:1.00
May 31, 2012	2.00:1.00

          8.11 Limitation on Dividends. Declare any dividends on any shares of any class of Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of Capital Stock, or any warrants or options to purchase such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Bermuda Borrower or any of its Subsidiaries; except that:
     (a) Subsidiaries may pay dividends to the Borrowers or to Subsidiary Guarantors that are directly or indirectly wholly owned by a Borrower (or, in case of Foreign Subsidiaries, to the Borrowers or Subsidiaries that are directly or indirectly wholly owned by a Borrower) or to employees of such Subsidiaries as compensation in accordance with customary practice in the relevant foreign jurisdiction;
     (b) the Bermuda Borrower and its Subsidiaries may pay or make dividends or distributions to any holder of its Capital Stock in the form of additional shares of Capital Stock of the same class and type;
     (c) the Bermuda Borrower and its Subsidiaries may repurchase or provide the funds to Holdings or Bermuda Holdings to repurchase shares of Capital Stock of such Person owned by former, present or future employees of the Bermuda Borrower and its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount expended by the Bermuda Borrower and its Subsidiaries pursuant to this clause (c) shall not in the aggregate exceed (i) $6,000,000 in any fiscal year or (ii) $12,000,000 during the term of this Agreement after the Closing Date, plus any amounts contributed to the Bermuda Borrower and its Subsidiaries as a result of resales of such repurchased shares of Capital Stock;
     (d) (i) the Bermuda Borrower and its Subsidiaries may make distributions to Holdings or Bermuda Holdings to allow such Person to pay its operating and administrative expenses and other corporate overhead costs and expenses (including, without limitation, legal and accounting expenses and similar expenses) in an aggregate amount not to exceed $2,400,000 per fiscal year (except that the amount of distributions for such actual costs and expenses shall not be limited after the occurrence of an IPO by Bermuda Holdings) and (ii) the Bermuda Borrower and its Subsidiaries may make distributions directly or indirectly to Holdings or Bermuda Holdings in amounts equal to amounts required for Bermuda Holdings to pay taxes to the extent Bermuda Holdings is liable for such taxes and such taxes are attributable to the operations of the Bermuda Borrower (or, prior to the Corporate Restructuring, HubCo) and its Subsidiaries;
     (e) the Bermuda Borrower and its Subsidiaries may pay or make dividends to repay Permitted Holdings Subordinated Debt in (i) an amount not to exceed $10,000,000 in principal amount if the Total Net Leverage Ratio for the most recently ended four fiscal quarters for which financial statements are available immediately preceding the date on which such dividends are paid would have been less than 4.0 to 1.0 after giving effect to such payment or dividend and (ii) any amount if the Total Net Leverage Ratio for the most recently ended four fiscal quarters for which financial statements are available immediately preceding the date on which such dividends are paid would have been less than 3.0 to 1.0 after giving effect to such payment or dividend;
     (f) the Bermuda Borrower and its Subsidiaries may pay dividends or distributions to Holdings and Bermuda Holdings to pay out-of-pocket expenses and legal fees incurred in connection with the Corporate Restructuring; and

     (g) non-cash repurchases of equity interests of Bermuda Holdings deemed to occur as a result of the surrender of such equity interests for cancellation in connection with the exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants shall not be prohibited by this Section 8.11.
          8.12 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are otherwise permitted under this Agreement and which are in the ordinary course of business of the Borrowers and their Subsidiaries and which are upon fair and reasonable terms no less favorable to the Bermuda Borrower or such Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate; provided that nothing in this subsection 8.12 shall prohibit the Bermuda Borrower or its Subsidiaries from engaging in the following transactions: (a) the performance of the Bermuda Borrower’s or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (b) the payment of compensation to employees, officers, directors or consultants in the ordinary course of business and bonus payments to employees as part of the Refinancing or in connection with a Qualifying Disposition or (c) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business; provided further that any management or similar fees in excess of $2,000,000 per year to be paid to a Qualified Buyer or any of the Qualified Buyer Control Group Members after the consummation of a Qualifying Disposition shall be reasonably acceptable to the Administrative Agent and shall be disclosed to the Administrative Agent at least ten Business Days prior to the consummation of such Qualifying Disposition (and the Administrative Agent shall promptly disclose such fees to Lenders).
          8.13 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrowers to end on a day other than a date occurring on or about the last Sunday in February.
          8.14 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrowers and their Subsidiaries are engaged on the date of this Agreement (or which are directly related thereto or generally related thereto).
          8.15 Amendments or Waivers to Certain Documents. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of the First Lien Credit Agreement, or any other First Lien Loan Documents (as defined in the Intercreditor Agreement), or make any payment consistent with an amendment thereof or change thereto, except such amendments, payments or changes as would not be prohibited by the terms of the Intercreditor Agreement.
          SECTION 9. EVENTS OF DEFAULT
          Upon the occurrence and during the continuance of any of the following events:
     (a) Either Borrower shall fail to (i) pay any principal of any Loan or Note when due in accordance with the terms hereof or thereof or (ii) pay any interest on any Loan or Note or any fee or other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

     (b) Any representation or warranty made or deemed made by any Credit Party in any Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
     (c) Either Borrower shall default in the observance or performance of any agreement contained in subsection 7.7(a), 7.9 or Section 8 of this Agreement; or
     (d) Bermuda Holdings, the Bermuda Borrower or any of its Subsidiaries shall default in the observance or performance of any other covenant or agreement contained in (i) any Credit Document and such default shall continue unremedied for a period of 30 days or (ii) the First Lien Credit Agreement and such default shall continue unremedied for a period of 60 days; or
     (e) Bermuda Holdings or any of its Subsidiaries shall (i) default in any payment of principal of or interest on or other amounts in respect of any Indebtedness (other than the Loans, Indebtedness under the First Lien Credit Agreement and any inter-company debt) or Swap Agreement or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Swap Agreement or Contingent Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Swap Agreement or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness, the party or parties to such Swap Agreements or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, such Swap Agreement to be terminated, any applicable grace period having expired or such Contingent Obligation to become payable, any applicable grace period having expired; in each case; provided that the aggregate principal amount of all such Indebtedness, Swap Agreements and Contingent Obligations under which a default exists or which would then become due or payable equals or exceeds $10,000,000; or
     (f) (i) Bermuda Holdings or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Bermuda Holdings or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Bermuda Holdings or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Bermuda Holdings or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Bermuda Holdings or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other events or conditions shall occur or exist with respect to a Plan; and such event or condition, together with all other such events or conditions set forth in clauses (i) or (iii) through (vi) above, relating to a Plan, if any, would be reasonably likely to subject any Borrower or any of their Subsidiaries to any tax, penalty or other liabilities in the aggregate resulting in a Material Adverse Effect to the Borrowers and their Subsidiaries taken as a whole; or
     (h) One or more judgments or decrees shall be entered against Bermuda Holdings or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid or reserved for or to the extent not covered by insurance or indemnities to the extent the U.S. Borrower, in its reasonable good faith judgment, believes that such judgment or decree will be paid when due by the parties providing such indemnities) of $10,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, paid, stayed or bonded pending appeal within the time required by the terms of such judgment; or
     (i) Any Credit Document shall cease, for any reason, to be in full force and effect or any Credit Party or any of its Subsidiaries shall so assert in writing, or any Security Document shall cease to be effective to grant a perfected Lien on the collateral described therein with the priority purported to be created thereby (other than as a result of any action or inaction on the part of the Administrative Agent or the Lenders), subject to such exceptions as may be permitted therein or herein, and in the case of any Security Document, such condition shall continue unremedied for 30 days after notice thereof to the Borrower by the Administrative Agent or any Lender; or
     (j) There shall have occurred a Change of Control;
then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (b) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Borrowers, declare all or a portion of the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Notwithstanding anything herein to the contrary, the lien and security interests granted to the Administrative Agent pursuant to the Security Documents and the exercise of any right or remedy by the Administrative Agent thereunder are subject to the provisions of the Intercreditor Agreement
          SECTION 10. THE ADMINISTRATIVE AGENT AND THE SYNDICATION AGENT
          10.1 Appointment. Each Lender hereby irrevocably designates and appoints Deutsche Bank Trust Company Americas as the Administrative Agent under this Agreement and irrevocably authorizes Deutsche Bank Trust Company Americas as Administrative Agent for such Lender to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against the Administrative Agent. The Syndication Agent and the Lead Arrangers shall not have any duties or responsibilities hereunder in their capacity as such.
          10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 10.3.
          10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, partners, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.
          10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, entries maintained in the Register, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where a higher percentage of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders (unless a higher percentage of Lenders is expressly required), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.
          10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrowers or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the. event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
          10.6 Non-Reliance on Administrative Agent, Syndication Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent, the Syndication Agent, the Lead Arrangers or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Lead Arrangers or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Lead Arrangers or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
          10.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this subsection 10.7 shall survive the repayment of the Loans and all other amounts payable hereunder.
          10.8 The Administrative Agent in its Individual Capacity. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. The Administrative Agent and its Affiliates may make loans to, accept deposits, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Bermuda Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from and generally engage in any kind of business with Bermuda Holdings or any of its Affiliates as though the Administrative Agent were not the Administrative Agent hereunder. The terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
          10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall, so long as no Event of Default has occurred and is continuing, be approved by the Borrowers, which shall not unreasonably withhold their approval, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Credit Documents.
          10.10 Agents under Security Documents and Guaranties. Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Security Documents. Subject to Section 11.1, without further written consent or authorization from Lenders, the Administrative Agent may execute any documents or instruments necessary to (i) in connection with a sale or disposition of .assets permitted by this Agreement, release or subordinate any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 11.1) have otherwise consented or (ii) release any Guarantor from the guaranty pursuant to the Guaranty, in connection with the sale or disposition of such Guarantor or all or substantially all of its assets permitted by this Agreement or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 11.1) have otherwise consented.
          10.11 Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.
          10.12 [Intentionally omitted].
          10.13 Withholding Taxes. To the extent required by applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.
          SECTION 11. MISCELLANEOUS
          11.1 Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, no Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 11.1. With the written consent of the Required Lenders, the Administrative Agent and the respective Credit Parties or their Subsidiaries may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to any Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or its Subsidiaries thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided that:
     (a) no such waiver and no such amendment, supplement or modification shall (i) release all or substantially all of the collateral without the written consent of each Lender that would be affected thereby or (ii) release all or substantially all of the Guarantors on such date without the written consent of each Lender that would be affected thereby; provided that, notwithstanding the foregoing, this clause (a) shall not be applicable to and no consent shall be required for (x) releases of collateral in connection with any dispositions permitted by subsection 8.5, (y) releases of collateral in accordance with subsection 10.10 or 11.11 or (z) upon the reincorporation of the Borrowers or any of their Subsidiaries in a new jurisdiction or the creation of a new Subsidiary of the Borrowers, any release of collateral in connection with the transfer of such released collateral to such reincorporated entity or new Subsidiary in compliance with subsection 8.4; provided that the Administrative Agent, in its sole discretion, determines that such release and transfer, together with any grant and perfection of a new Lien therein in favor of the Administrative Agent, will cause no material impairment of the value of the collateral taken as a whole, after giving effect to such release and transfer;
     (b) no such waiver and no such amendment, supplement or modification shall extend the final maturity date or termination date of any Loan or Commitment, or reduce the rate or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce or extend the time of payment of any fee payable to the Lenders hereunder, or reduce the principal amount thereof, or change the amount of any Lender’s Commitment or Commitment Percentage, or amend, modify or waive any provision of subsection 4.9(b) or this subsection 11.1 or reduce the percentage specified in the definition of Required Lenders or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, in each case, without the prior written consent of each Lender directly affected thereby;
     (c) no such waiver and no such amendment, supplement or modification affecting the then Administrative Agent shall amend, modify or waive any provision of Section 10 without the written consent of such Administrative Agent;
     (d) [Intentionally omitted];
     (e) the Administrative Agent’s written consent and that of the relevant Credit Parties shall suffice to effect (i) any amendment or waiver necessary to consummate or reflect the Corporate Restructuring or (ii) technical amendments or waivers that may be necessary to effect or reflect a Qualifying Disposition, provided that the consent of the Required Lenders shall be required for any amendment or waiver that has the result of modifying the terms and conditions of or requirements for a Qualifying Disposition in any material respect or in any manner that could be adverse to the interests of the Lenders;
     (f) anything to the contrary contained in this Agreement or any of the other Credit Documents notwithstanding, any Lender that is a member of the Initial Control Group shall not be entitled to vote on any amendment, modification, waiver, consent or other matter with respect to any of the terms of this Agreement or any other Credit Document if the outcome of such vote could reasonably be expected, in the judgment of the Administrative Agent, to have the result that either (i) in their capacity as such equity holders, holders of Capital Stock of Bermuda Holdings would be advantaged thereby to the detriment of the Lenders or relative to the claims or interests of the Lenders or (ii) the rights and remedies of the Lenders would be impaired, and the Loans of any Lender that is a member of the Initial Control Group shall be disregarded in determining Required Lenders in connection with any such vote;
     (g) any Lender who is or becomes a Permitted Holder (other than a Lender who is a member of the Initial Control Group) shall not be entitled to vote on any amendment, modification, waiver, consent or other matter with respect to any of the terms of this Agreement or any other Credit Document, and the Loans of any such Lender shall be disregarded in determining Required Lenders in all circumstances; and
any such waiver and any such amendment, supplement or modification described in this subsection 11.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party and its Subsidiaries, the Lenders, the Administrative Agent and all future holders of the Notes and the Loans. In the case of any waiver, the Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          In addition, notwithstanding the foregoing, and without derogating from the Borrowers’ rights under subsection 4.16, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Loans

(“Replaced Loans”) with a replacement “B” term loan tranche hereunder (“Replacement Loans”), provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Replaced Loans, (b) the Applicable Margin for such Replacement Loans shall not be higher than the Applicable Margin for such Replaced Loans, (c) the weighted average life to maturity of such Replacement Loans shall not be shorter than the weighted average life to maturity of such Replaced Loans at the time of such refinancing and (d) each Lender shall have been repaid in full in respect of the principal amount of its Replaced Loans, if any, that exceeds the principal amount of its Replacement Loans, together with interest and fees thereon.
          Notwithstanding the foregoing, technical and conforming modifications to the Credit Documents may be made with the consent of the Borrowers and the Administrative Agent to the extent necessary to integrate any Incremental Term Loan Commitments on substantially the same basis as the Loans.
          11.2 Notices. Any notices, requests, demands or other communication herein required or permitted to be given to a Credit Party or the Administrative Agent shall be in writing (including by telecopy, if one is listed), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, addressed as follows in the case of the Borrowers, the Administrative Agent, and as set forth in Schedule I to the Original Credit Agreement in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The U.S. Borrower:	Stratus Technologies, Inc.
Ill Powdermill Road
Maynard, Massachusetts 01754-3409
Attention: Robert Laufer
Telecopy: (978) 461-3750

With a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035

The Bermuda Borrower:	Stratus Technologies Bermuda Ltd.
c/o Coson Corporate Services Ltd
Milner House
18 Parliament Street
Hamilton HM12, Bermuda
Tel: 011-441-295-4630
Fax: 011-441-292-7880
Attention: Ernest Morrison

With a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035

The Administrative Agent:	Deutsche Bank Trust Company Americas

60 Wall Street
New York, New York 10005
Attention: Everardus (Joe) Rozing
Telephone: (212) 250-1014
Telecopier: (212) 797-0403

with a copy to:	White & Case LLP
1155 Avenue of the Americas
New York, New York. 10005
Attention: Joseph H. Brazil
Telecopier: (212) 354-8113
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 3.4, 3.5, 4.1, 4.2 and 4.4 shall not be effective until received and; provided, further, that the failure to provide the copies of notices to the Borrowers or any other Credit Party provided for in this subsection 11.2 shall not result in any liability to the Administrative Agent.
          11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under any Credit Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or in any other Credit Document.
          11.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in subsections 11.5 and 11.7 and the agreements of Lenders set forth in Sections 4.9, 10.3 and 10.7 shall survive the payment of the Loans and the termination hereof.
          11.5 Payment of Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Administrative Agent, the Syndication Agent and the Lead Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, negotiation, preparation and execution of the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of one firm of counsel (and such other counsel in foreign jurisdictions as may be agreed by the Administrative Agent and the Borrowers) to the Administrative Agent, the Syndication Agent and the Lead Arrangers, (b) to pay or reimburse all of the reasonable expenses, including without limitation, reasonable fees and expenses of counsel, incurred by the Administrative Agent in connection with the administration of the facilities provided for herein or in connection with any amendments, waivers, work-outs or restructurings in respect thereof, (c) to pay or reimburse the Administrative Agent, the Syndication Agent, the Lead Arrangers and each Lender for all their costs and expenses incurred in connection with, and to pay, indemnify, and hold the Administrative Agent, the Syndication Agent, the Lead Arrangers and each Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any Credit Document and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent, the Lead Arrangers and each Lender incurred in connection with the foregoing and in connection with advising the

Administrative Agent with respect to its rights and responsibilities under this Agreement and the documentation relating thereto, (d) to pay, indemnify, and to hold the Administrative Agent, the Syndication Agent, the Lead Arrangers and each Lender harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents, and (e) to pay, indemnify, and hold the Administrative Agent, the Syndication Agent, the Lead Arrangers and each Lender and their respective Affiliates, officers, directors and trustees harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against the Administrative Agent, the Syndication Agent, the Lead Arrangers or the Lenders or such Affiliates, officers, directors or trustees arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Credit Documents, the proceeds of the Loans and the transactions contemplated by or in respect of such use of proceeds, or any of the other transactions contemplated hereby, whether or not the Administrative Agent, the Syndication Agent, the Lead Arrangers or any of the Lenders or such Affiliates, officers, directors or trustees is a party thereto, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the Borrowers, any of their Subsidiaries or any of the facilities and properties owned, leased or operated by the Borrowers or any of their Subsidiaries (all the foregoing, collectively, the “indemnified liabilities”); provided that the Borrowers shall have no obligation hereunder with respect to indemnified liabilities of the Administrative Agent, the Syndication Agent, the Lead Arrangers or any Lender or any of their respective Affiliates, officers, directors and trustees to the extent, as determined by the final and nonappealable decision of a court of competent jurisdiction, resulting from (i) the gross negligence or willful misconduct of the person seeking indemnification or (ii) legal proceedings commenced against the Administrative Agent, the Syndication Agent, the Lead Arrangers or Lender not arising from (A) violation of any law by Bermuda Holdings or any of its Subsidiaries or (B) breach by Bermuda Holdings or either Borrower of its obligations owed to the Administrative Agent or the Lenders under the Credit Documents (not including obligations with respect to financial performance or payment) or any misrepresentation made by Bermuda Holdings or either Borrower under the Credit Documents, by (x) a security holder or creditor of the indemnified person arising out of and based upon the rights afforded such security holder or creditor solely in its capacity as such or (y) arising out of disputes, claims or proceedings among the Agents, the Lenders and/or the Transferees. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert, and hereby waive (and shall cause their Subsidiaries not to assert and to waive) all rights for contribution or any other rights of recovery with respect to all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, under or related to Environmental Laws, that any of them might have by statute or otherwise against the Administrative Agent, the Syndication Agent, the Lead Arrangers or any Lender. The agreements in this subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.
          11.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder (except in accordance with and to the extent expressly permitted by the terms of subsection 7.10) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void), (ii) whether or not such provisions shall be binding upon the successors of Bermuda Holdings shall be subject to the terms of clause (ii) of subsection 7.10, if applicable, and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection.
     (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it; provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments, it being understood, for the avoidance of doubt, that the respective Commitments, and the Loans made thereunder, constitute a single Facility hereunder) with the prior written consent of:
     (A) the applicable Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of such Borrower shall be required for an assignment to (I) any Eligible Assignee, or (II) if an Event of Default under subsection 9(a) or 9(f) has occurred and is continuing, any other Person; and
     (B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment to an Eligible Assignee or an assignment of all or any portion of a Loan.
          (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility or an assignment to any Eligible Assignee, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless the applicable Borrower and the Administrative Agent otherwise consent provided that (1) no such consent of the applicable Borrower shall be required if an Event of Default under subsection 9(a) or 9(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
     (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that only one such fee shall be payable, in the context of multiple simultaneous assignments in respect of each Lender and its affiliates or Approved Funds);
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire, and
     (D) in no event shall any Assignment be made to a natural Person, Bermuda Holdings or any of its Subsidiaries, or a Permitted Holder or any Affiliate thereof (other than a member of the Initial Control Group and other than an Assignment to a Permitted Holder in the circumstances contemplated by clause (z) of subsection 4.14 and made in accordance with the terms of such provision).
          For the purposes of this subsection 11.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a

Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 4.11, 4.12 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. On or prior to such effective date, the Borrowers at their own expense, shall execute and deliver to the Administrative Agent (in exchange for any or all of the Notes of the assigning Lender, if any) new Notes to the order of such Assignee (if requested) in an amount equal to the Loans assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained any Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to such Loans retained by it hereunder (if requested). Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.
     (c) (i) Any Lender may, in the ordinary course of its commercial banking, lending or investment business and in accordance with applicable law, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no such participations may be sold to a natural Person. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of subsection 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this subsection, the Borrowers agree that each Participant shall be entitled to the benefits of subsections 4.11 and 4.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7(b) as though it were a Lender, provided such Participant shall be subject to subsection 11.7(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under subsection 4.11 or 4.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s, as the case may be, prior written consent. Any Participant that is a Foreign Lender shall not be entitled to the benefits of subsection 4.11 unless such Participant complies with subsection 4.11(d).
     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledge or Assignee for such Lender as a party hereto.
     (e) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent and without regard to the limitations set forth in subsection 10.6(b). Each of the Borrowers, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
     (f) The Administrative Agent, the Syndication Agent, the Lead Arrangers and the Lenders agree that they will use reasonable efforts to protect the confidentiality of non-public information concerning Bermuda Holdings and its Subsidiaries in accordance with such Lender’s customary procedures for handling confidential information of such nature. Notwithstanding the foregoing, the Borrowers authorize each Lender to disclose (i) to its employees, officers, affiliates and advisors, who shall be bound by the confidentiality provisions hereof, (ii) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) to any regulatory authority as required by law, (iii) in connection with any enforcement or other legal action and (v) to any Transferee and any prospective Transferee any and all information in such Lender’s possession concerning Bermuda Holdings and its Subsidiaries which has been delivered to such Lender by or on behalf of Bermuda Holdings or any of its Subsidiaries pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers or any of their Subsidiaries in connection with such Lender’s credit evaluation of the Borrowers prior to becoming a party to this Agreement; provided that each Lender shall cause its respective prospective Transferees to agree in writing to protect the confidentiality of any confidential information concerning Bermuda Holdings and its Subsidiaries and Affiliates.
     (g) If, pursuant to this subsection 11.6, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the terms of this Agreement including without limitation subsection 4.11(d).
          11.7 Adjustments; Set-off. (a) If any relevant Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of any of its Loans or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 9, or otherwise) in a greater proportion than any such payment to and collateral received by any other relevant Lender, if any, in respect of such other relevant Lender’s Loans or interest thereon, such benefitted Lender shall purchase for cash from the other relevant Lenders such portion of each such other relevant Lender’s Loans or shall provide such other relevant Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the relevant Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrowers agree that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Borrowers notice of any set-off; provided that the failure to give such notice shall not affect the validity of such set-off.
     (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon the filing of a petition under any of the provisions of the federal bankruptcy code or amendments thereto, by or against; the making of an assignment for the benefit of creditors by; the application for the appointment, or the appointment, of any receiver of, or of any substantial portion of the property of; the issuance of any execution against any substantial portion of the property of; the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any substantial portion of the property of; or the issuance of a warrant of attachment against any substantial portion of the property of; the Borrowers to set off and apply against any indebtedness, whether matured or unmatured, of the Borrowers to such Lender, any amount owing from such Lender to the Borrowers, at or at any time after, the happening of any of the above mentioned events, and as security for such indebtedness, the Borrowers hereby grant to each Lender a continuing security interest in any and all deposits, accounts or moneys of Borrowers then or thereafter maintained with such Lender, subject in each case to subsection 11.7(a) of this Agreement. The aforesaid right of set-off may be exercised by such Lender against the Borrowers or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrowers, or against anyone else claiming through or against the Borrowers or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the U.S. Borrower or the Bermuda Borrower, as the case may be, and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
          11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent. This Agreement shall become effective with respect to the Borrowers, the Administrative. Agent, the Syndication Agent and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by the Borrowers, the Administrative Agent, the Syndication Agent and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent. Delivery of an executed signature page of this Agreement by telecopy transmission shall be as effective as delivery of a manually executed counterpart hereof.
          11.9 Governing Law; No Third Party Rights. This Agreement and the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and, except as set forth in subsection 11.6, no other Persons shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.
          11.10 Submission to Jurisdiction; Waivers. (a) Each party to this Agreement hereby irrevocably and unconditionally:
     (i) submits for itself and its property in any legal action or proceeding relating to this Agreement or any of the other Credit Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
     (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and
     (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.
     (b) Each party hereto unconditionally waives trial by jury in any legal action or proceeding referred to in paragraph (a) above and any counterclaim therein.

          11.11 Releases. The Administrative Agent and the Lenders agree to cooperate with the Borrowers and their Subsidiaries with respect to any sale or other disposition permitted by subsection 8.5 and promptly take such action and execute and deliver such instruments and documents necessary to release the liens and security interests created by the Security Documents relating to any of the assets or property affected by any such sale permitted by subsection 8.5, including, without limitation, any Uniform Commercial Code amendment, release or termination or partial release or termination statements.
          11.12 Interest. Each provision in this Agreement and each other Credit Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by the Borrowers for the use, forbearance or detention of the money to be loaned under this Agreement or any other Credit Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Credit Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the highest lawful rate permitted by applicable law (the “Highest Lawful Rate”), and all amounts owed under this Agreement and each other Credit Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such other Credit Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Notwithstanding any provision in this Agreement or any other Credit Document to the contrary, if the maturity of the Loans or the obligations in respect of the other Credit Documents are accelerated for any reason, or in the event of any prepayment of all or any portion of the Loans or the obligations in respect of the other Credit Documents by the Borrowers or in any other event, earned interest on the Loans and such other obligations of the Borrowers may never exceed the Highest Lawful Rate, and any unearned interest otherwise payable on the Loans or the obligations in respect of the other Credit Documents that is in excess of the Highest Lawful Rate shall be canceled automatically as of the date of such acceleration or prepayment or other such event and (if theretofore paid) shall, at the option of the holder of the Loans or such other obligations, be either refunded to the Borrowers or credited on the principal of the Loans. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Borrowers and the Lenders shall, to the maximum extent permitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with this Agreement.
          11.13 Special Indemnification. Notwithstanding any provision in this Agreement to the contrary, (A) each Lender or Transferee shall indemnify the Borrowers and the Administrative Agent, and hold each of them harmless against any and all payments, expenses or taxes which the Borrower or the Administrative Agent may become subject to or obligated to pay if and to the extent that, (i) on the Closing Date or the effective date of transfer, as the case may be, such Lender or Transferee, (a) makes the representation and covenants set forth in subsection 4.11(d) of this Agreement and the Assignment and Assumption, and (b) is not in fact also qualified to make the representation and covenants set forth in subsection 4.11(d) of this Agreement and the Assignment and Assumption, and (ii) as a result of any Change in Law or compliance by such Lender or Transferee, with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority the Borrowers or the Administrative Agent is required to make any additional payments on account of U.S. withholding taxes and amounts related thereto with respect to any payments under this Agreement, any Note, or a Eurodollar Loan, made prior to such Change in Law or request or directive, none of which payments would have been required if such Lender or Transferee, was qualified on the Closing Date or the date of the transfer, as the case may be, to make the representation and covenants set forth in subsection 4.11(d) of this Agreement and the Assignment and Assumption, as the case may be, and (B) each Lender or Transferee agrees that to the extent any amount payable by such Lender or Transferee pursuant to this subsection 11.13 remains unpaid on any Interest Payment Date or the date on which any prepayment is made, the Borrowers shall have the right to set off against any payment due to such Lender or Transferee on such date any amounts owing to the Borrowers pursuant to this subsection 11.13.
          11.14 Permitted Payments and Transactions. Notwithstanding any provision to the contrary contained in this Agreement, the Borrowers and their Subsidiaries shall be permitted to make payments (including fees and expenses) pursuant to or in respect of, the following agreements, and, in the case of clauses (a), (d), (e) (f) (g) and (h) below, to engage in the following transactions: (a) (i) the Agreement for Management and Advisory Services, between Investcorp International, Inc. (“III”) and the U.S. Borrower dated as of January 8, 1999, (ii) the Loan Financing Advisory Agreement between III and the U.S. Borrower dated as of January 8, 1999, (iii) the Agreement for Management and Advisory Services between Investcorp Management Services Limited (“IMSL”) and HubCo dated as of January 8, 1999, (iv) the Mergers and Acquisitions Advisory Agreement between IMSL and HubCo dated as of January 8, 1999 and (v) the Marketing Services Agreement, and (vi) the R&D Services Agreements and (vii) the Agreement for Management Advisory, Strategic Planning and Consulting Services between III and the U.S. Borrower dated as of October 1, 2005; (b) agreements with any Person or Persons providing for the payment of customary fees in connection with serving as a director of the Bermuda Borrower or any of its Subsidiaries; (c) agreements providing for the payment of commercially reasonable fees in connection with any permitted financing, refinancing, sale, transfer, sale and leaseback or other permitted disposition of any assets of the Bermuda Borrower or any of its Subsidiaries; (d) the borrowing of any Indebtedness to the extent, and upon the terms and conditions, the same is expressly permitted under subsection 8.1; (e) agreements providing for commercially reasonable fees in connection with any permitted purchase or acquisition of stock or assets by the Bermuda Borrower or any of its Subsidiaries; (f) the Refinancing; (g) the Corporate Restructuring; and (h) a Qualifying Disposition and payments and dividends made in connection with the consummation of a Qualifying Disposition, including payments and dividends made from cash on the balance sheet of the Borrowers and their Subsidiaries (provided however that payments and dividends shall be made from such cash only if the chief financial officer of the Borrowers has made a determination in good faith that there would be sufficient liquidity after giving effect thereto) and/or the proceeds of any Incremental Term Loans, and including transaction bonus payments to employees and payments with respect to employee stock options in connection with such Qualifying Disposition.
          11.15 USA PATRIOT Act. Each Lender subject to the Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is hereby required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.
          11.16 Nature of Obligations. Notwithstanding anything in this Agreement to the contrary, the respective obligations of the Borrowers under the Credit Documents are several and not joint. For avoidance of doubt, and without limitation of the preceding sentence, it is agreed that (i) no Borrower shall be liable under this Agreement for the Loans (or interest or fees with respect thereto) made to a different Borrower, (ii) with respect to each Borrower, the obligations set forth in subsection 4.11 of this Agreement shall only apply in respect of the commitment of any Lender to lend to such Borrower and (iii) with respect to the representations and warranties made in Section 5 or, if applicable, any other Credit Document, each Borrower makes such representations and warranties only with respect to, and only to the extent applicable to, such Borrower and its Subsidiaries; provided that this Section shall not limit or impair the Guaranty or any Security Document.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

STRATUS TECHNOLOGIES BERMUDA LTD.,
By:	/s/ Frederick S. Prifty
	Name:	Frederick S. Prifty
	Title:	President & Director

STRATUS TECHNOLOGIES, INC.
By:	/s/ Robert C. Laufer
	Name:	Robert C. Laufer
	Title:	Sr. Vice President & CFO

Signature Page for Second Lien A&R Credit Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent
By:	/s/ Paul O’Leary
	Name:	Paul O’Leary
	Title:	Vice President

By:	/s/ Omayra Laucella
	Name:	Omayra Laucella
	Title:	Vice President

DEUTSCHE BANK SECURITIES INC., Joint Lead Arranger, Joint Bookrunner and a Lender
By:	/s/ Nicholas Hayes
	Name:	Nicholas Hayes
	Title:	Director

By:	/s/ Martha Klessen
	Name:	Martha Klessen
	Title:	Managing Director

Signature Page for Second Lien A&R Credit Agreement

GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, Joint Lead Arranger, Joint Bookrunner and a Lender
By:	/s/ Elizabeth Fischer
	Name:	Elizabeth Fischer
	Title:	Authorized Signatory

Signature Page for Second Lien A&R Credit Agreement